Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

MONEX GROUP, INC.

FELIX 2011 ACQUISITION SUB, INC.

and

TRADESTATION GROUP, INC.

Dated as of April 20, 2011

(continued)

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

Exhibit A            Offer Conditions

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of April 20, 2011, by and among MONEX GROUP, INC., a Japanese corporation (“Parent”), FELIX 2011 ACQUISITION SUB, INC., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and TRADESTATION GROUP, INC., a Florida corporation (the “Company”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the respective meanings set forth in Section 9.01 hereof.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement and the acquisition of the Company Common Stock contemplated thereby, the “Offer”) to purchase all of the issued and outstanding shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of $9.75 (such amount or any different amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company with the Company surviving that merger (the “Merger”) in accordance with the Florida Business Corporation Act (the “FBCA”), pursuant to which each issued and outstanding share of Company Common Stock, other than (except as otherwise provided in Article III) (a) shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or the Company, (b) the Dissenting Shares (if any) and (c) any shares of Company Common Stock that are owned by a direct or indirect wholly-owned subsidiary of the Company (if any) shall be converted into the right to receive an amount equal to the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (a) determined that the Offer, the Merger, the Top-Up Option and the other transactions contemplated herein are fair to and in the best interests of the Company and its shareholders, (b) adopted and approved this Agreement in accordance with the FBCA and declared advisable this Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated herein, and (c) resolved to recommend acceptance of the Offer and, if required, approval of this Agreement (including the plan of merger) and the Merger by its shareholders;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the transactions contemplated herein, including the Offer and the Merger and the other transactions contemplated herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated herein and also to prescribe certain procedures and conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

Section 1.01 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof, as promptly as practicable (and, in any event, not later than the 20th calendar day) after the date of this Agreement, Merger Sub shall commence, and Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), the Offer.

(b) The obligation of Merger Sub to accept for payment, and pay for, any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to (i) there being validly tendered in the Offer, and not validly withdrawn prior to any then scheduled Expiration Time, that number of shares of Company Common Stock which, together with the shares beneficially owned by Parent or Merger Sub (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients) (if any), represents at least a majority of the Company Common Stock then outstanding determined on a fully diluted basis (meaning, for this purpose, assuming the conversion, exchange or exercise of all then-outstanding warrants, options, securities, rights or other instruments convertible or exchangeable into, or exercisable for, shares of Company Common Stock, whether or not then convertible, exchangeable or exercisable, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof (other than any Top-Up Shares issuable upon the exercise of the Top-Up Option)) (the “Minimum Condition”) and (ii) the satisfaction, or waiver by Parent or Merger Sub (in their sole discretion), of the other conditions and requirements set forth in Exhibit A (together with the Minimum Condition, the “Offer Conditions”). The Offer Price

payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement. Parent and Merger Sub expressly reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that, unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not, subject to applicable Law, (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse in any respect to the shareholders of the Company, (v) except as otherwise provided in this Section 1.01, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to the shareholders of the Company.

(d) The Offer shall expire at midnight (New York City Time) on the date that is twenty (20) Offer Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e) Without limiting Parent’s or Merger Sub’s obligations under this Section 1.01 or otherwise, (i) Merger Sub may, in its sole discretion, without consent of the Company, extend the Offer on one or more occasions if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or, in the sole discretion of Merger Sub (or Parent on its behalf), waived, until such time as such condition or conditions are satisfied or waived, (ii) Merger Sub shall extend the Offer for any period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or The NASDAQ Stock Market (“NASDAQ”) applicable to the Offer, (iii) in the event that any of the Offer Conditions (other than the Minimum Condition) shall have not been satisfied (or, in the sole discretion of Merger Sub (or Parent on its behalf) waived) as of any then-scheduled Expiration Time, then Merger Sub, at the request of the Company, shall extend the Offer, with the length of such extension period to be determined by Merger Sub (or Parent on its behalf) in its sole discretion and (iv) in the event that the Minimum Condition shall not have been satisfied as of the then-scheduled Expiration Time and all of the other conditions to the Offer set forth in Exhibit A have been satisfied as of such Expiration Time, then, at the request of the Company, Merger Sub shall extend the Offer for one extension period of up to twenty (20) Offer Business Days, the length of such period to be determined by the Company in its sole discretion; provided, however, that in no event shall Merger Sub be required to extend the Offer (A) beyond December 19, 2011 (the “Outside Date”) or (B) at any time that Parent or Merger Sub is permitted to terminate this Agreement pursuant to Article VIII.

(f) On the terms and subject to the conditions of this Agreement, Merger Sub shall consummate, and Parent shall cause Merger Sub to consummate, the Offer and shall accept and pay for, and Parent shall cause Merger Sub to accept and pay for (subject to any withholding of Taxes pursuant to Section 3.05), all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.01). Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” Merger Sub expressly reserves the right, in its sole discretion, following the Offer Closing, to extend the Offer for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. The Offer Documents (as defined below) may, in Merger Sub's sole discretion, provide for such a reservation of right. Notwithstanding the foregoing and subject to applicable rules of the SEC and the terms and conditions of the Offer, Merger Sub expressly reserves the right to delay payment for shares of Company Common Stock in order to comply in whole or in part with applicable Laws. Any such delay in payment shall be effected in compliance with Rule 14e-1(c) under the Exchange Act.

(g) Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Article VIII. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to Article VIII, prior to the acceptance for payment of the Company Common Stock tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents or otherwise reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause as promptly as practicable the Offer Documents to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.

(i) Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 1.02 Company Actions.

(a) Concurrently with the filing of the Schedule TO with the SEC on the date the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.02, contain the recommendation described in Section 4.17. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9 or otherwise reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause as promptly as practicable the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation contained in the Schedule 14D-9.

(b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings and any other available listings or computer files containing the names and addresses of the record holders and/or beneficial owners of the shares of Company Common Stock as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and reasonable assistance (including lists of record holders and/or beneficial owners of the shares of Company Common Stock, updated from time to time upon Parent's, Merger Sub's or either of their respective agent's request, and the addresses, mailing labels and lists of security positions of such record holders and/or beneficial owners) as Parent, Merger Sub or its agent may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock.

Section 1.03 Directors.

(a) Effective upon the Offer Closing and from time to time thereafter until the Effective Time (as defined in Section 2.03 hereof), unless otherwise determined by Parent as provided in this Section 1.03, the Company Board immediately prior to the Offer Closing shall be the Company Board upon and after the Offer Closing. To the extent Parent determines to designate any directors to the Company Board upon the Offer Closing and from time to time thereafter until the Effective Time, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election or appointment of any additional directors pursuant to this Section 1.03) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and their respective subsidiaries (including shares accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors that constitute the Company Board and/or seeking and accepting resignations of incumbent directors. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board and (B) as requested by Parent, each board of directors of each subsidiary of the Company (and each committee thereof), that represents the same percentage of such committee or subsidiary board of directors (or committees thereof) as such individuals represent on the Company Board.

(b) To the extent Parent determines to designate any directors to the Company Board pursuant to Section 1.03(a), the Company’s obligations to appoint Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions necessary to effect the appointment of Parent’s designees, including mailing to its shareholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.03(b), which shall be mailed together with the Schedule 14D-9 (or thereafter, if Parent determines to designate such directors at a time following distribution of the Schedule 14D-9). Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required to be described or disclosed by Section 14(f) and Rule 14f-1, and the Company's obligations under Section 1.03(a) hereof shall be subject to the receipt of such information.

(c) To the extent Parent determines to designate any directors to the Company Board pursuant to Section 1.03(a), following the election or appointment of Parent's designees pursuant to Section 1.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Continuing Directors”) (or the approval of the sole Continuing Director if there shall only be one Continuing Director then in office) shall be required to authorize (i) any termination of this Agreement by the Company, (ii) any amendment or modification of this Agreement requiring action by the Company Board or otherwise, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub and (iv) any waiver of full compliance or default with respect to any of the representations, warranties, covenants, agreements or conditions contained herein for the benefit of the Company and/or the holders of Company Common Stock, in each case if such action would adversely affect, or reasonably would be expected to adversely affect, the holders of shares of Company Common Stock (other than Parent or Merger Sub). Prior to the Effective Time, there shall be at least one Continuing Director on the Company Board, provided, however, that, if no Continuing Directors are available to serve, as a result of death, disability or resignation, then the other directors then serving on the Company Board shall designate and appoint to the Company Board one director who is not a current or former officer, director, employee of independent contractor of Parent or any of its subsidiaries or Affiliates, and such individual shall be deemed a Continuing Director for all purposes of this Agreement.

(d) Prior to the date on which the Offer is commenced, except with respect to two (2) current directors of the Company as agreed with Parent, the Company will obtain and provide to Parent irrevocable resignations of each director on the Company Board, which resignations will each be contingent solely upon the occurrence of the Offer Closing and the Company’s acceptance of such resignation (which acceptance shall not occur without the prior written consent of Parent). Upon the Offer Closing, if so directed by Parent, the Company shall accept such number of resignations as will be necessary to effectuate the exercise of Parent’s rights under this Section 1.03.

Section 1.04 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.04, to purchase, at a price per share equal to the Offer Price paid in the Offer, up to a number of newly issued shares of Company Common Stock (the “Top-Up Shares”) which is equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent, Merger Sub and any direct or indirect wholly owned subsidiary of Parent (other than treasury shares or shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients) immediately prior to the exercise of the Top-Up Option, shall constitute one share more than eighty percent (80%) of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis (meaning, for this purpose, assuming the conversion, exchange or exercise of all then-outstanding warrants, options, securities, rights or other instruments convertible or exchangeable into, or exercisable for, shares of Company Common Stock, whether or not then convertible, exchangeable or exercisable, regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) but not less than one share more than eighty percent (80%) of the number of shares of Company Common Stock then outstanding (after giving effect to the issuance of the Top-Up Shares); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized and unissued or held in the treasury of the Company at the time of exercise of the Top-Up Option (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock, performance shares and any other rights to acquire Company Common Stock as if such shares were outstanding) and (ii) the Top-Up Option shall not be exercisable if either the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall be prohibited by any applicable law. The Top-Up Option may be exercised in whole or in part, at any time following the Offer Closing and prior to the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.

(b) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company prior written notice, specifying (i) the number of shares of the Company Common Stock owned by Parent and its subsidiaries (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients) at the time of such notice (giving effect to the Offer Closing) and (ii) a reasonable place and a time within the continental United States for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares to be purchased by Merger Sub. At the closing of the purchase of Top-Up Shares, the aggregate purchase price owed by Merger Sub to the Company for the Top-Up Shares shall be paid to the Company at Parent's election, either (i) entirely in cash, by wire transfer of same-day funds, or (ii) by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) issuing to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note (i) shall bear simple interest at the then prime rate, as from time to time charged by JPMorgan Chase Bank N. A. or any successor bank thereto, (ii) shall mature and principal and all accrued interest shall be payable in full on or prior to one (1) year from the date of execution of the Promissory Note, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty, and (v) shall have no other material terms. At the closing of the purchase of the Top-Up Shares, Merger Sub shall pay any Florida documentary stamps and/or any other Tax payable with respect to the issuance and/or delivery of the Promissory Note. The Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, if the Company does not then have certificated shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities Laws. The parties agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the notice regarding the exercise of the Top-Up Option is deemed received by the Company and, in any event, as promptly thereafter as possible.

(c) Parent and Merger Sub acknowledge that no Top-Up Shares issued upon exercise of the Top-Up Option will be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and that all such shares will be issued in reliance upon an applicable exemption from registration under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) The parties agree and acknowledge that, in any appraisal proceeding with respect to the Dissenting Shares, and to the fullest extent permitted by applicable Law, the Surviving Entity shall not assert that the Top-Up Option, the issuance of the Top-Up Shares or the payment by Merger Sub to the Company of any consideration for the Top-Up Shares should be considered by the Court in connection with its determination in accordance with the FBCA of the fair value of the Dissenting Shares as contemplated by Section 3.03.

ARTICLE II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time, Merger Sub will merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the FBCA as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Entity”).

Section 2.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, as and to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, as and to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Bilzin Sumberg Baena Price & Axelrod LLP, at 1450 Brickell Avenue, Miami, FL 33131, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause the articles of merger in such form as is required by and executed in accordance with the relevant provisions of the FBCA (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Florida in accordance with the relevant provisions of the FBCA and shall make all other filings or recordings required under the FBCA. The Merger will become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Florida or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the FBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity. Each wholly-owned subsidiary of the Company shall, at the Effective Time, automatically remain a wholly-owned subsidiary of Surviving Entity.

Section 2.05 Organizational Documents. The organizational documents of the Company as in effect immediately prior to the Effective Time shall be the organizational documents of the Surviving Entity until thereafter amended in accordance with the FBCA.

Section 2.06 Directors and Officers. Unless otherwise determined by Parent, the board of directors and executive officers of the Company immediately prior to the Effective Time shall be the board of directors and executive officers of the Surviving Entity and, from and after the Effective Time, the officers of the Surviving Entity shall be such persons as may be designated by Parent, in each case until duly removed or replaced in accordance with the organizational documents of the Surviving Entity and the FBCA.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise, other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients, or shares held in satisfaction of a debt previously contracted) or any direct or indirect wholly-owned subsidiary of Parent or Merger Sub will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 3.01(a), (ii) Dissenting Shares and (iii) any shares that are owned by a direct or indirect wholly-owned subsidiary of the Company, other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients, or shares held in satisfaction of a debt previously contracted) will be converted into the right to receive, in cash and without interest, an amount equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02 hereof. Notwithstanding the foregoing, each share of Company Common Stock that is owned by any direct or indirect wholly-owned subsidiary of the Company (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients, or shares held in satisfaction of a debt previously contracted) shall survive the Merger as common stock of the Surviving Entity.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

Section 3.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of exchanging for the Merger Consideration: (i) the Certificates or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”). On and after the Effective Time, Parent shall deposit, or cause the Surviving Entity to deposit, with the Exchange Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.01(b), Parent shall take all steps necessary to enable or cause the Surviving Entity promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under Section 3.01(b), and Parent and the Surviving Entity shall in any event be liable for the payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time (but, in any event, within five (5) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock immediately prior to the Effective Time, a letter of transmittal and instructions in customary form (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or will otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment will pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Entity. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Entity, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration (without interest) upon due surrender of such holder’s Certificates or Book-Entry Shares, in accordance with this Article III.

(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(g) None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any cash or distributions from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered as of a date which is immediately prior to such time as any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.03 Dissenting Shares. In the event that the Merger is effected pursuant to Section 607.1104 of the FBCA, then in addition to any dissenters’ rights that may be applicable to the Merger irrespective of Section 607.1104 of the FBCA, holders of shares of Company Common Stock who, except for the applicability of Section 607.1104 of the FBCA, would be entitled to vote upon the Merger and who dissent from the Merger pursuant to Section 607.1321 of the FBCA, may be entitled, if they comply with the provisions of the FBCA regarding dissenters’ rights, to be paid the fair value of their shares of Company Common Stock. Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of shares of Company Common Stock who have properly demanded and perfected their rights to be paid the fair value of such shares in accordance with Section 607.1302 of the FBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by the FBCA. If any such shareholder of the Company shall fail to perfect or effectively shall withdraw or lose such shareholder’s right to be paid fair value under Sections 607.1321 and 607.1323 of the FBCA, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon. The Company or the Surviving Entity shall immediately give Parent (i) notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals of such notices and any other notices served pursuant to Section 607.1321 of the FBCA and received by the Company (or the Surviving Entity) and (ii) the opportunity to direct and control all negotiations and proceedings with respect to the exercise of such dissenters’ rights under Section 607.1302 of the FBCA. The Company (or the Surviving Entity) shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of dissenters’ rights or offer to settle, or settle, any such rights.

Section 3.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 3.05 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Entity shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, such amounts otherwise payable to any Person pursuant to this Agreement as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any applicable provision of state, local or foreign Tax Law.

To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Entity, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Entity, as the case may be, made such deduction and withholding.

Section 3.06 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article III.

Section 3.07 Treatment of Stock Options and Other Stock-based Compensation.

(a) The Company shall take all requisite action so that, at the Effective Time:

(i) each Company Stock Option granted under any of the Company Incentive Equity Plans that is outstanding immediately prior to the Effective Time and that is “out-of-the-money” (i.e., the Merger Consideration is equal to or less than the exercise price of such Company Stock Option) at the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and

(ii) each vested (including automatic accelerated vesting pursuant to the terms of such Company Stock Option as a result of the transactions contemplated herein) or unvested Company Stock Option that is outstanding immediately prior to the Effective Time and that is “in-the-money” (i.e., the Merger Consideration is higher than the exercise price of such Company Stock Option) at the Effective Time will be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Entity, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld in accordance with Section 3.05. Further, for the avoidance of doubt, by adopting this Agreement, all members of the Company Board have confirmed their agreement that any Company Stock Options that they hold immediately prior to the Effective Time shall be treated in the same manner as described above, as applicable.

(b) The Company shall take all requisite action so that, at the Effective Time:

(i) each Restricted Stock Award and each Company Performance Share Award that is vested at the Effective Time (including automatic accelerated vesting pursuant to the terms of such Restricted Stock Award or Company Performance Share Award as a result of the transactions contemplated herein) will be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Restricted Stock Award or Company Performance Share Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Entity, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Restricted Stock Award (all Restricted Stock Awards automatically vest 100% in accordance with the change in control contemplated by this Agreement, except for the Un-accelerated Restricted Stock Awards) or Company Performance Share Award multiplied by (y) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.05, and

(ii) each Company Performance Share Award and Un-accelerated Restricted Stock Award that is unvested at the Effective Time will be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Performance Share Award or Un-accelerated Restricted Stock Award (as applicable) or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Entity, on its applicable vesting date (and subject to so vesting, including vesting that is accelerated pursuant to the terms of such Company Performance Share Award or Un-accelerated Restricted Stock Award) after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Performance Share Award or Un-accelerated Restricted Stock Award (as applicable) multiplied by (y) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.05.

(c) At or prior to the Offer Closing, the Company, the Company Board and/or the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 3.07. At or prior to the Effective Time, Merger Sub shall deposit and retain, and Parent shall cause Merger Sub to deposit and retain, until paid, in a segregated escrow fund administered by a neutral third-party reputable financial institution located in the United States, the aggregate amount that is reasonably expected to be payable after the Effective Time with respect to any Company Performance Share Award or Un-accelerated Restricted Stock Award, provided, however, that any interest earned in such escrow fund shall belong to Parent or the Surviving Entity (as shall be determined by Parent) and shall be payable to the Surviving Entity or Parent, as Parent directs.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Organization; Qualification.

(a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, license, use, lease and operate its assets, rights and properties and to carry on its business as it is now being conducted, the failure of which would have a Material Adverse Effect (as defined below in subsection (b)) on the Company. The Company has provided or made accessible to Parent complete and correct copies of its articles of incorporation and bylaws of the Company and the articles of incorporation and bylaws (or similar organizational documents) of each of its subsidiaries.

(b) Each of the Company and its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the assets, rights or property owned, licensed, used, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. For purposes of this Agreement, a “Material Adverse Effect” means, with respect to any Person, an event, circumstance, change or effect (i) that has had, or is reasonably likely to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Person and its subsidiaries taken as a whole, other than the effects of changes after the date of this Agreement (1) in the world economy, or the economy of the United States, or the economy of any other country or region, of general scope, including, interest and/or exchange rates and other market conditions generally, (2) affecting generally such Person’s industry segment, (3) in Laws of general applicability or generally applicable to a Person’s industry, (4) in United States generally accepted accounting principles of general applicability or generally applicable to such Person’s industry segment (or to the extent applicable to the UK Subsidiary, UK GAAP), or (5) directly resulting from such Person’s compliance with the terms and conditions of this Agreement or actions taken or not taken by such Person upon the written request of the other party to this Agreement, or (ii) which would prevent such Person from consummating the Merger and the other transactions contemplated by this Agreement by the Outside Date. In determining whether there has been a Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably is likely to result in a Material Adverse Effect on such Person (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Material Adverse Effect; provided, however, that in no event shall any movement in the price of any party’s stock on the open market or change in price or value in any party’s industry segment, or the markets or major indexes generally, constitute, in itself, such an event, circumstance, change or effect (except that the underlying causes of such movement or change, if not disqualified from consideration under clause (i)(1-4) above, can be considered for purposes of determining whether a Material Adverse Effect has occurred).

Section 4.02 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on April 19, 2011 (the “Capitalization Date”), (i) 40,138,397 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) under the Company Incentive Equity Plans, 2,938,495 shares of Company Common Stock were issuable upon the exercise of Company Stock Options, 330,536 shares of Company Common Stock were issuable upon the vesting of Company Performance Share Awards, and 975,333 shares of Company Common Stock have been issued as, and are still subject to, Restricted Stock Awards. All Restricted Stock Awards automatically vest 100% in connection with a change in control of the Company, except for Restricted Stock Awards granted to three individuals in connection with two technology acquisitions completed by the Company (or one of its subsidiaries) in 2010, for 77,400, 58,824 and 41,959 shares of Company Common Stock, respectively, which do not provide for accelerated vesting upon a change of control but do provide for accelerated vesting in other circumstances, such as death, disability or, if applicable, termination of employment without cause (such three Restricted Stock Awards are herein referred to as the “Un-accelerated Restricted Stock Awards”). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and, subject only to the vesting and forfeiture terms and conditions of the Restricted Stock Awards, are fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. There are no shares of Company Common Stock owned by a direct or indirect wholly-owned subsidiary of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or any of its subsidiaries may vote. Except as set forth above in this Section 4.02(a), and for changes since the Capitalization Date resulting from the exercise of Company Stock Options outstanding on the Capitalization Date in accordance with their terms, there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (z) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company or any of its subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of the Company or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of the Company. There are no outstanding obligations of the Company or any of the Company’s subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any of the Company’s subsidiaries or to vote or to dispose of any shares of the capital stock of the Company or any of the Company’s subsidiaries.

(b) Section 4.02(b) of the Company Disclosure Schedule lists each outstanding Company Stock Option, Company Performance Share Award, and Restricted Stock Award, the holder thereof, the number of shares of Company Common Stock issuable or issued thereunder and, if applicable, the exercise price thereof. Neither the Company nor any subsidiary has any obligation to register any securities under the Securities Act or under any state securities Law or has any obligation to register securities for any individual or entity; provided, however, that the shares of Company Common Stock underlying issuances and potential issuances under the Company Incentive Equity Plans have been registered with the SEC on Forms S-8.

(c) Section 4.02(c) of the Company Disclosure Schedule lists each subsidiary of the Company and the capitalization of each such subsidiary. All the outstanding shares of capital stock (or other securities) of each such subsidiary are owned by the Company, free and clear of all Liens (as defined below), charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature, and are duly authorized, validly issued, fully paid and nonassessable. There are no (i) securities convertible into or exchangeable for shares of capital stock or other securities of any subsidiary of the Company, or (ii) subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by the Company or any of its subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of any subsidiary of the Company or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of securities of any subsidiary of the Company. Except for the capital stock of its subsidiaries, and ownership of less than 1% of the issued and outstanding capital stock of CBOE Holding, Inc. (CBOE), which a Company subsidiary (TradeStation Securities, Inc.) received in exchange for its membership in CBOE’s exchange subsidiary in connection with CBOE becoming a publicly-traded entity, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity. Except with respect to certain of the Company’s subsidiaries’ guaranties and obligations to their clearing organizations and exchanges under their standard membership or participation agreements, the Company is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity or any other Person. As used herein, “Lien” shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind, (including, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights other than awards and grants pursuant to the Company Incentive Equity Plans).

Section 4.03 Authority; Consents and Approvals; No Violation.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform and consummate the Offer, the Merger, the Top-Up

Option and the other transactions contemplated herein. The execution, delivery and performance of this Agreement, and the consummation by the Company of the Offer, the Merger, the Top-Up Option and of the other transactions contemplated herein, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, if required by applicable Law with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock voting as a single class (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger, the Top-Up Option and the other transactions contemplated herein do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of (i) any clearing agency, including the Depository Trust Company and the National Securities Clearing Corporation (together, the Depository Trust & Clearing Corporation or DTCC) and the Options Clearing Corporation, (ii) any securities or commodities exchange, (iii) any securities association, including NASDAQ, or (iv) any other self-regulatory organization, including the Financial Industry Regulatory Authority (“FINRA”), (each such clearing agency, securities or commodities exchange, securities association or other self-regulatory organization, an “SRO”), or any governmental body (including the SEC, the Commodity Futures Trading Commission (“CFTC”), the National Futures Association (“NFA”), the Board of Governors of the Federal Reserve System, the Securities Investor Protection Corporation and the FSA), court, agency, commission, official or regulatory or other foreign or domestic governmental or quasi-governmental authority or instrumentality (each, a “Governmental Authority”) other than (A) the filing of the Articles of Merger as contemplated by Article II hereof, (B) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (C) compliance with applicable requirements of the Exchange Act, including the filing with the SEC in accordance with the Exchange Act of (1) the Schedule 14D-9, (2) if required by applicable Laws, the letter to the shareholders of the Company, notice of meeting, proxy statement (or, if applicable, information statement) and (if applicable) forms of proxy (collectively, the “Company Proxy Statement”), and (3) such filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (D) if required by the Committee on Foreign Investment in the United States (“CFIUS”), CFIUS approval, (E) with respect to SROs and Governmental Authorities that regulate the Company’s subsidiaries’ brokerage and related businesses and activities, as listed in Section 4.03(b)(E) of the Company Disclosure Schedule, and (F) the filings, consents or approvals, if any, required of Parent, Merger Sub and/or any of their respective subsidiaries or Affiliates as a result of facts or circumstances solely attributable to their respective identities or nature of their respective operations.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Company or any similar organizational documents of any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, lease, license, permit, concession, franchise, purchase order, sales order contract, agreement or other instrument, understanding or obligation, whether written or oral (each, a “Contract”), to which the Company or any of its subsidiaries is a party or by which any of their respective properties, rights or assets may be bound, or (iii) violate any judgment, order, writ, preliminary or permanent injunction, decree or other directive or any Law of any SRO or Governmental Authority applicable to the Company, any of its subsidiaries or any of their properties, rights or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on the Company.

Section 4.04 Company Reports; Financial Statements; Sarbanes-Oxley Act Compliance.

(a) The Company has timely filed with the SEC all forms, reports, schedules, registrations, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since December 31, 2007 (such documents, together with any documents filed during such period by the Company to the SEC on a voluntary basis on its Current Reports on Form 8-K, collectively, the “Company SEC Documents”) and has paid all fees and assessments due and payable in connection therewith. The Company SEC Documents (i) do not contain, as of the respective filing dates thereof (and without giving effect to any amendments or modifications filed after the date of this Agreement), any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC and the Company and any of its subsidiaries occurring since December 31, 2007 and prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding SEC comments from or material unresolved issues raised by the SEC relating to any of the Company SEC Documents.

(b) The financial statements of the Company included in the Company SEC Documents, including any related notes and schedules thereto, comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto in effect at the time of preparation and filing of such Company SEC Documents, have been prepared in accordance with GAAP (except as may be set forth in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations, changes in shareholders’ equity (in the audited financial statements of the Company) and cash flows for the periods indicated. The books and records of the Company and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements (including, in the case of the UK Subsidiary, UK GAAP) and reflect only actual transactions.

(c) The Company and its subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and is accumulated and made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of those disclosures made by management to the Company’s auditors and audit committee is set forth in Section 4.04(c) of the Company Disclosure Schedule. The Company’s internal controls and reporting systems are adequate in light of applicable Laws.

(d) Since December 31, 2007, (i) neither the Company nor any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or its subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or its subsidiaries. As used in this Agreement, (x) “the Company’s knowledge,” “knowledge of the Company” or “knowledge of officers” or similar expressions means the actual knowledge of any of the officers of the Company (as defined below), following the exercise of reasonable diligence in the course of their executive and management responsibilities, and (y) “officers” of or with respect to the Company, means the following persons: the Company’s Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Chief Operating Officer and General Counsel and the President and Chief Operating Officer of TradeStation Securities, Inc. (for the respective time periods such positions have been held).

(e) There are no liabilities or obligations of any nature of the Company or any of its subsidiaries (whether accrued, absolute, contingent or otherwise) other than (i) liabilities disclosed in the Company’s consolidated financial statements or notes as of December 31, 2010 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and (ii) liabilities incurred in the ordinary course of business since December 31, 2010 (and none of those liabilities incurred in the ordinary course of business are reasonably expected to result in a Material Adverse Effect on the Company). Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s published financial statements or other Company SEC Documents. None of the Company’s subsidiaries are, or have at any time since December 31, 2007 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(f) The Company has provided Parent true and complete copies of all management letters received from its independent auditors since December 31, 2007, and if no such management letters have been received, the Company has provided copies of all correspondence from its independent auditors during such period relating to subject matter of the same type as would be included in a management letter.

(g) Since December 31, 2007, each of the Company and its subsidiaries has timely filed (giving effect to all permitted extensions) all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with any SRO or Governmental Authority, other than the Company SEC Documents (each, a “Company Report”). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the Company Reports (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the SRO or Governmental Authority with which they were filed.

(h) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its subsidiaries. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ.

(i) Absence of Certain Changes or Events. Since December 31, 2010, (a) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have a Material Adverse Effect on the Company, (b) the business of the Company and its subsidiaries has been conducted only in the ordinary course, and (c) none of the Company or any of its subsidiaries has taken any action, or entered into any transaction, and no event has occurred, that would have required Parent’s consent pursuant to Section 6.01 if such action had been taken, transaction entered into, or event had occurred, in each case, after the date of this Agreement, nor has the Company or any of its subsidiaries entered into any agreement, plan or arrangement to do any of the foregoing, except as otherwise disclosed in the Company SEC Documents filed from December 31, 2010 through the date hereof and in Section 4.04(i) of the Company Disclosure Schedule.

Section 4.05 Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in the Company Proxy Statement will, at the time of the mailing thereof or of the meeting at which the Company Shareholder Approval is to be taken or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to the Company (including its officers, directors and subsidiaries) shall occur that is required to be described in an amendment of, or a supplement to, the Company Proxy Statement, the Company shall notify Parent thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by applicable Laws, disseminated to the shareholders of the Company, and such amendment or supplement shall comply in all material respects with all provisions of applicable Laws. The Company Proxy Statement will (with respect to the information about the Company, its officers, directors and subsidiaries that the Company is asked to provide or review and approve) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The information supplied by the Company expressly for inclusion in the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Merger Sub expressly for inclusion therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives expressly for inclusion in the Offer Documents or the Company Proxy Statement.

Section 4.06 Employee Benefit Plans.

(a) Section 4.06 of the Company Disclosure Schedule lists, with respect to the Company and each of its subsidiaries, and any other trade or business (whether or not incorporated) which is treated as a single employer with the Company (a “Company ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, (i) all employee benefit plans (as defined in Section (3) of ERISA, whether written or oral, and whether or not subject to ERISA), maintained by, contributed to, sponsored by or benefiting employees of the Company, any of its subsidiaries, or any Company ERISA Affiliate, (ii) any other supplemental retirement, severance, sabbatical, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements maintained by, contributed to, or sponsored by or benefiting employees of the Company, any of its subsidiaries, or any Company ERISA Affiliate, (iii) all other bonus, pension, profit sharing, savings, deferred compensation, equity-based compensation or incentive plans, programs or arrangements maintained by, contributed to, or sponsored by or benefiting the employees of the Company, any of its subsidiaries, or any Company ERISA Affiliate, (iv) other fringe or employee benefit plans, programs or arrangements that apply to employees or former employees of the Company, any of its subsidiaries, or any Company ERISA Affiliate, whether or not sponsored by the Company, any of its subsidiaries, or any Company ERISA Affiliate, and (v) any current or former employment or executive compensation or severance agreements (including any agreement providing for salary reductions), written or otherwise, of the Company, any of its subsidiaries, or any Company ERISA Affiliate, or relating to any present or former employee, consultant or director of the Company, any of its subsidiaries, or any Company ERISA Affiliate (together, the “Company Employee Plans”) for which the Company or any subsidiary may have liability.

(b) The Company has provided to Parent a copy if in writing or, if oral, a written description of each of the Company Employee Plans and related plan documents (including, insurance policies or Contracts, employee booklets, summary plan descriptions, amendments and other authorizing documents, and any material employee communications relating thereto, if applicable) and has, with respect to each of the Company Employee Plans which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports, financial statements and actuarial reports filed for the last three plan years. Any of the Company Employee Plans intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code (which has not been revoked, modified or limited). The Company has also furnished Parent with a copy of the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to adversely affect the tax-qualified status of any of the Company Employee Plans subject to Code Section 401(a).

(c) Except as would not reasonably be expected to result in material liability to Parent or the Company or its subsidiaries, each of the Company Employee Plans is, and its administration (including with respect to reporting and disclosure) is and has been at all times, in compliance with its terms and with ERISA, the Code (including all tax rules compliance with which is required for any intended favorable tax treatment) and any and all other applicable Law.

(d) All contributions, premiums and other payments with respect to compensation or service before and through the Offer Closing, or otherwise with respect to periods before and through the Offer Closing, then due from any of the Company or its Affiliates to, under or on account of each Company Employee Plan shall have been paid prior to the Offer Closing, if then due, or accrued in accordance with GAAP consistent with past practices.

(e) Neither the Company nor any Company ERISA Affiliate currently sponsors, contributes to, maintains or has any liability (whether contingent or otherwise) under (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) an employee benefit plan that is or was subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA, nor have any of them ever done so.

(f) Except as would not reasonably be expected to result in material liability to Parent or the Company or its subsidiaries, there is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the

Company’s knowledge, threatened, alleging any breach of the terms of the Company Employee Plans or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such plan.

(g) (i) No Company Employee Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by applicable Laws, (ii) to the Company’s knowledge, there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such plan that could result in any material liability, (iii) no such plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA, and (iv) all Company Employee Plans which provide medical, dental health or long-term disability benefits are fully insured.

(h) Since December 31, 2010, the Company has not agreed or otherwise committed, whether in writing or otherwise, to increase or improve the compensation, benefits or terms of employment or service of any director, officer, employee or consultant, except for, in the cases on non-officer employees, increases in the ordinary course and except as provided in the employment agreements and other agreements or arrangements listed or set forth in Section 4.06 of the Company Disclosure Schedule or the Company SEC Documents filed prior to the date hereof.

(i) The Company has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, consultants and independent contractors.

(j) The Company does not (i) maintain any “group trust” within the meaning of Revenue Ruling 81-100, collective investment funds or similar account, on behalf of any “employee benefit plan” as defined in Section 3(3) of ERISA or “plan” as defined in Section 4975 of the Code (or any Person acting on behalf of such “employee benefit plan” or “plan”), (ii) sponsor any master or prototype plans or individual retirement accounts, or (iii) have any prohibited transaction individual exemptions from the U.S. Department of Labor.

(k) Without limiting any other provision of this Section 4.06, no event has occurred and no condition exists, with respect to any benefit plan that has subjected or could subject the Company, any of its subsidiaries, or any Company Employee Plan or any successor thereto, to any material tax, fine, penalty or other liability (other than to make contributions and payments in the ordinary course). Except as listed in Section 4.06 of the Company Disclosure Schedule, no Company Employee Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Company (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein. Neither the Company nor its subsidiaries is a party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, the Company. Each Company Employee Plan may be amended and terminated in accordance with and subject to its terms. Neither the Company, any of its subsidiaries, nor Parent will have any liability under the Workers Adjustment and Retraining Notification Act, as amended, with respect to any events occurring or conditions existing regarding the Company or any of its subsidiaries on or prior to the Offer Closing.

(l) Each Company Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Incentive Equity Plan pursuant to which it was issued, (ii) has an exercise price equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the date of such grant, (iii) has a grant date identical to or following the date on which the Company Board or compensation committee of the Company Board actually awarded such Company Stock Option, (iv) otherwise is exempt from or complies with Section 409A of the Code so that the recipient of such Company Stock Option is not subject to the additional taxes and interest pursuant to Section 409A of the Code and (v) except for disqualifying dispositions, qualifies for the tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns and the Company’s financial statements, respectively.

(m) All amounts payable pursuant to any employment compensation, severance or other Company Employee Plans or Company Incentive Equity Plans or other equity-based plan sponsored by the Company or any of its subsidiaries, or payable in respect of Company Incentive Equity Plans in accordance with this Agreement to Persons who are holders of Company Common Stock or other securities of the Company (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by such Persons (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Person. The compensation committee of the Company Board has (i) approved each agreement, arrangement or understanding with any of its or its subsidiaries’ officers, directors or employees pursuant to which compensation, consideration or payments are made or payable or benefits are to be delivered to such officer, director or employee as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (including the Employment and Management Continuity Agreement, dated as of the date hereof, between the Company and Salomon Sredni); and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such agreement, arrangement or understanding in accordance with Rule 14d-10(d)(2) under the Exchange Act. The Company Board has determined that the compensation committee of the Company Board is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 4.07 Employee Matters. Each of the Company and its subsidiaries is in compliance in all material respects with all currently applicable Laws respecting employment or the engagement of independent contractors, discrimination in employment, affirmative action, terms and conditions of employment, wages, hours, classification of employees, immigration, and occupational safety and health, workers’ compensation and employment practices, and is not engaged in or charged with any unfair labor practice. To the Company’s knowledge, each of the Company and its subsidiaries (a) has withheld all amounts required by applicable Laws or by agreement to be withheld from the wages, salaries and other payments to employees, consultants and independent contractors, (b) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (c) has made all appropriate filings in connection with services provided by such Persons to the Company. Neither the Company nor any of its subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than ordinary course payments consistent with past practice). There are no pending claims against the Company or any of its subsidiaries under any workers compensation plan or policy or for long-term disability other than routine claims for benefits. There are no material controversies pending or, to the Company’s knowledge, threatened between the Company or any of its subsidiaries and any of their respective employees, or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, nor are any such actions, suits, proceedings, claims, arbitration or, to the Company’s knowledge, investigations, pending. None of the Company or its subsidiaries is party to or negotiating any collective bargaining agreement or other labor union Contract, nor does the Company know of any activities or proceedings of any labor union to organize any of its or its subsidiaries’ employees. There are no pending or, to the Company’s knowledge, threatened labor strikes, walkouts, work stoppages, slow-downs, lockouts or other similar labor disputes, nor have there been any such actions within the past five years. There are no audits or investigations of any material respect by, or consent decrees with, any Governmental Authority relating to the Company’s or its subsidiaries’ employees or employment practices. To the Company’s knowledge, no employees of the Company or its subsidiaries are in violation of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its subsidiaries or related to the use of trade secrets or proprietary information of others.

Section 4.08 Contracts.

(a) Section 4.08 of the Company Disclosure Schedule lists the following Contracts to which the Company or any of its subsidiaries is a party or by which any of their respective properties, rights or assets may be bound (the “Material Contracts”):

(i) Contracts that are material to the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or, other than customary vendor agreements where the vendor can be replaced without resulting in a Material Adverse Effect on the Company, or otherwise necessary to permit the Company and its subsidiaries to conduct business in all material respects as presently conducted;

(ii) (A) any non-competition agreement, (B) any other agreement or obligation that limits or purports to limit in any material respect (1) the manner in which, or the localities in which, all or any material portion of the business of the Company and its subsidiaries is or would be conducted, (2) the Company or its subsidiaries from soliciting or hiring any individual or entity or group of individuals or entities (other than pursuant to standard confidentiality/non-solicitation agreements with third parties that precede exploration or discussion of a potential acquisition or similar transaction between the Company or its subsidiaries and such third party regarding non-solicitation or non-hiring of such third parties’ employees or independent contractors for a specified time period), or (3) the Company or any Affiliate thereof from transacting in all material respects any business or dealing in any material manner with any other Person (other than pursuant to standard confidentiality/non-solicitation agreements with third parties that precede exploration or discussion of a potential acquisition or similar transaction between the Company or its subsidiaries and such third party regarding non-solicitation or non-hiring of such third parties’ employees or independent contractors for a specified time period), (C) any agreement which requires referrals of business or requires the Company or any Affiliate thereof to make available any material business opportunities or material products or services to any Person on a priority, equal or exclusive basis (including any “preferred provider” type contracts or other agreements for products and services offered by the Company or its subsidiaries to their customers), or (D) any agreement containing provisions which, after the consummation of the transactions contemplated by this Agreement, would have the effect of creating or imposing on, or otherwise making applicable to, the Company or Affiliates thereof any of the material restrictions or limitations described in the foregoing;

(iii) any IP Agreements;

(iv) any employment, severance, retention, deal bonus, consulting or other Contract with any current or former employee, director or independent contractor of the Company or any of its subsidiaries which will require the payment of amounts by the Company or any of its subsidiaries, as applicable, after the date hereof in excess of $250,000 per annum;

(v) any Contract pursuant to which the Company or any of its subsidiaries has entered into a partnership, joint venture or similar arrangement with any other Person (other than solely the Company or any of its subsidiaries);

(vi) any (A) Contracts relating to the incurrence or guarantee of indebtedness for borrowed money (and specifically excluding trade and similar payables) by the Company or any of its subsidiaries including any sale and leaseback transactions, capitalized leases and similar financing transactions; and (B) to the extent not covered in clause (A) above, any Contracts associated with off-balance sheet financing, including arrangements for the sale of receivables;

(vii) any material Contract (including guarantees) between the Company or any of its wholly-owned subsidiaries, on the one hand, and another subsidiary or Affiliate that is not wholly-owned by the Company, or any director, executive officer or 5% holder of the Company Common Stock, on the other hand;

(viii) any Contract which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its subsidiaries;

(ix) any Contract relating to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(x) any Contract which provides for material payments to be made by the Company or any of its subsidiaries upon a change in control thereof;

(xi) any Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K (but determined without taking into account clause (ii) of Item 601(b)(10) under the Securities Act) or required to be disclosed by the Company on a Current Report on Form 8-K other than any such Contract filed (including by incorporation by reference) as an exhibit to the Company Annual Report on Form 10-K for the year ended December 31, 2010 filed prior to the date hereof;

(xii) any Contract that limits the payment of dividends or distributions in respect of capital stock of the Company or any of its subsidiaries, prohibits the pledging of capital stock of the Company or any of its subsidiaries or prohibits the issuance of guarantees by the Company or any of its subsidiaries; and

(xiii) any Contract (other than Contracts of the type described in subclauses (i) through (xii) above) that involves aggregate payments by or to the Company or any of its subsidiaries in excess of $250,000 per annum.

(b) Each Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Neither the Company nor any of its subsidiaries, or to the knowledge of the Company, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its subsidiaries) under any Material Contract to which it is a party or by which it or any of its properties, rights or assets is bound, except for violations, breaches or defaults that would not have a Material Adverse Effect on the Company. No other party to any such Material Contract has, to the knowledge of the Company, alleged that the Company or any subsidiary is in violation or breach of, or in default under, any such Material Contract or has notified the Company or any subsidiary of an intention to modify any material terms of, or not to renew, any such Material Contract. The Company has made available to Parent true, correct and complete copies of each Material Contract.

Section 4.09 Litigation; Government Proceedings.

(a) Except as set forth in Section 4.09(a) of the Company Disclosure Schedule, there are no material private or governmental actions, suits, proceedings, arbitrations, claims, inquiries, examinations, inspections or investigations pending by or before any Governmental Authority or SRO or tribunal, or, to the Company’s knowledge, threatened (including cease and desist letters or invitations to take a patent license) against the Company or any of its subsidiaries, any of their respective properties, rights or assets, or any of their respective officers or directors (in their capacities as such), any of their respective “associated persons” (as defined under Rule 1011 of the rules set forth in the FINRA Manual, as adopted by the Board of Governors of FINRA) (in their capacities as such) or, in the case of the UK Subsidiary, any person performing “controlled functions” (as defined in Section 59(3) of the FSMA) on behalf of the UK Subsidiary (in their capacities as such), or otherwise affecting in any material respect the business of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is the plaintiff in any such material proceeding and neither the Company nor any of its subsidiaries is contemplating commencing legal action against any other Person. The Company and its subsidiaries are not, and within the last four years have not been, the subject of any order, judgment, writ, injunction, decree or other directive of any court of competent jurisdiction, SRO or other Governmental Authority permanently or temporarily enjoining, or otherwise materially limiting any of their participation, in the following activities: (i) acting as a futures commission merchant, retail foreign exchange dealer, broker or dealer in securities, or engaging in or continuing any conduct or practice in connection with such activity, (ii) engaging in any type of business practice, or (iii) engaging in any activity in connection with the purchase or sale of any security, or which otherwise has, or would reasonably be expected to have, a Material Adverse Effect on the Company. Since December 31, 2007, no SRO or Governmental Authority has requested that the Company or any of its subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any subpoena, written demand, inquiry or information request, which has, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(b) Section 4.09(b) of the Company Disclosure Schedule lists all indemnification obligations of the Company or any subsidiary (including, for purposes of this Section, any expense reimbursement provisions) or any provisions of similar proposed effect (including contribution agreements) other than provisions contained in Contracts entered into by the Company or its subsidiaries in the ordinary course of business.

Section 4.10 Compliance with Applicable Law.

(a) The Company and its subsidiaries have complied in all material respects with all applicable Laws, and are not in violation in any material respect of, and have not received any notices of a material violation with respect to, any applicable Laws in connection with the conduct of their business or the ownership or operation of their business, assets, rights and properties.

(b) The Company and its subsidiaries have obtained and currently hold all material licenses, permits, certificates, franchises, approvals and other authorizations and have made all filings, applications and registrations with all SROs and Governmental Authorities (collectively, the “Company Permits”) necessary for the ownership, lease or use of their assets, rights and properties and the conduct of their business. The Company and its subsidiaries have complied in all material respects with, and are not in violation in any material respect of, any Company Permit and all Company Permits are in full force and effect. To the knowledge of the Company, there is no proposed change in any applicable Laws which would require the Company or any of its subsidiaries to obtain any Company Permits not currently held by the Company or any of its subsidiaries in order to conduct, in all material respects, their respective businesses as presently conducted. No proceedings by any SROs or Governmental Authorities are pending or, to the knowledge of the Company, threatened which seek to revoke or materially limit any of the Company Permits. Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, there is no unresolved, material criticism, violation or exception by any SRO or Governmental Authority with respect to any report, registration or other statement or document filed by, or relating to any examinations by any such SRO or Governmental Authority of, the Company or any of its subsidiaries.

(c) Section 4.10(c) of the Company Disclosure Schedule sets forth a description of each order, writ, judgment, ruling, injunction, decree, stipulation, determination, award or other directive entered by or with any SRO or Governmental Authority currently in effect (each, a “Governmental Order”) applicable to (i) the Company or any of its subsidiaries, or (ii) to the Company’s knowledge, any director, officer or employee of the Company or its subsidiaries, any of their respective associated persons or, in the case of the UK Subsidiary, any person performing “controlled functions” on behalf of the UK Subsidiary, in each case in this clause (ii), as it relates to the Company’s or any of its subsidiaries’ business or operations. No such Governmental Order has had or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.11 Properties.

(a) None of the Company or any of its subsidiaries owns any real property. With respect to real property leased by the Company or its subsidiaries or otherwise made available to the Company or its subsidiaries for its use, the Company or its applicable subsidiary has a valid leasehold or sublease interest or other comparable contract rights in, or relating to, such property, the right to quiet enjoyment of such real property for the full term of its lease (and any renewal option related thereto), and the leasehold or other interest of the Company or its subsidiaries in such real property is not subject or subordinate to any Lien (or if subordinate, a non-disturbance agreement has been obtained by the Company or its subsidiaries from the holder of the Lien). The Company and its subsidiaries are in compliance in all material respects with each such lease or similar agreement and, to the Company’s knowledge, the other party or parties thereto are not in default of its or their obligations thereunder, nor does any such third party have the right to terminate prior to its scheduled expiration the term of any lease or similar agreement. A copy of all real property leases of the Company and its subsidiaries have been delivered or otherwise provided to Parent by the Company and are set forth in Section 4.11 of the Company Disclosure Schedule.

(b) Neither the whole nor any part of any real property leased, used or occupied by the Company or its subsidiaries is subject to any pending suit for condemnation or other taking by any public authority, or any other matter materially adversely affecting the current use, occupancy or value thereof, and no such condemnation, taking or other matter is, to the Company’s knowledge, currently threatened or contemplated. The properties and other tangible assets necessary for the conduct of the business that are owned, leased or subleased by the Company or its subsidiaries are sufficient in all material respects to conduct the operations of the Company and its subsidiaries as currently conducted, and the foregoing are in good operating condition and repair, normal wear and tear excepted. There has not been any interruption of the operations of the Company or its subsidiaries due to inadequate maintenance of any such properties.

(c) With respect to any real property leased or subleased by the Company or any of its subsidiaries to a third party, the Company or such subsidiary, as the case may be, and, to the Company’s knowledge, each such third party, are in compliance in all material respects with each such lease or sublease or similar agreement and the Company or such subsidiary, as the case may be, and, to the Company’s knowledge, no such third party is in default of any of its obligations thereunder, nor does any such third party have the right to terminate prior to the scheduled expiration the term of any such lease, sublease or similar agreement.

Section 4.12 Tax Matters.

(a) As used herein, “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges. As used herein, “Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

(b) The Company and its subsidiaries have timely filed all income and other material Tax Returns required to be filed (after giving effect to any filing extensions granted by any Governmental Authority) and all such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company or any of its subsidiaries (whether or not shown on any Tax Return) have been paid within the time and in the manner prescribed by Law (other than those that are being contested in good faith through appropriate proceedings and, in the case of those that are being contested as of the date hereof, for which appropriate reserves have been established in accordance with GAAP). Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens or security interests on any of the assets of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(c) The Company and its subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid to the proper Governmental Authority in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, customer or other third party.

(d) The Company and its subsidiaries have properly collected and maintained all documentation as required by applicable Law with regard to (i) U.S. backup withholding requirements pursuant to Code Section 3406 (and any similar provision under any state, local or foreign Law) with respect to any “reportable payments” and (ii) withholding requirements pursuant to Code Sections 1441 and 1442 (in each case, and any similar provision under any state, local or foreign Law) with respect to any fixed or determinable annual or periodical income.

(e) Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, no review or audit is currently in progress, pending or threatened by any Tax authority as to which the Company has knowledge. Neither the Company nor any of its subsidiaries expects any Tax authority to assess any material additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company or any of its subsidiaries either (i) claimed or raised by any Tax authority in writing or (ii) as to which the Company or any of its subsidiaries has knowledge. Section 4.12(e) of the Company Disclosure Schedule lists all jurisdictions in which Tax Returns are filed with respect to the Company and its subsidiaries and indicates those Tax Returns that have been audited or that are currently the subject of audit. The Company and its subsidiaries have delivered or otherwise made available to the Parent correct and complete copies of all income and franchise Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2007.

(f) No power of attorney granted by the Company or any of its subsidiaries with respect to any Tax matter is currently in force.

(g) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which is currently in effect or has not been satisfied.

(h) Neither the Company nor any of its subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method. Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any of its subsidiaries is or has ever been a personal holding company within the meaning of Code Section 542(a). The Company and its subsidiaries have disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or its equivalent under state or local Law). Neither the Company nor any of its subsidiaries is a party to any Tax allocation, Tax sharing or Tax indemnity agreement. Neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group within the meaning of Code Section 1504, or any similar provision of state or local Law, filing a joint, combined, unitary or consolidated Tax Return (other than a group of which the Company is parent) or (ii) has any liability for Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) Except as set forth on Section 4.12(i) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has a material item of income or gain reported for financial reporting purposes in a pre-Closing period which is required to be included in taxable income for a post-Closing period.

(j) Neither the Company nor any of its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 162(m) or Code Section 280G.

(k) Neither the Company nor any of its subsidiaries has received a Tax ruling or entered into a closing agreement with any Tax authority that could have a continuing Material Adverse Effect upon the Company or any of its subsidiaries after the Closing Date.

(l) The Company and its subsidiaries have established and maintained, and until the Closing Date will establish and maintain, on their books and records accruals and reserves adequate in all material respects to pay all Taxes for periods through and including the Closing Date.

(m) Except as set forth in Section 4.12(m) of the Company Disclosure Schedule, the Company and its subsidiaries have not engaged in any reportable transactions within the meaning of Treasury Regulation § 1.6011-4 and the Company and its subsidiaries have complied with all relevant provisions of Code Sections 6011, 6111, 6112 and 6662 and the Treasury Regulations promulgated thereunder with respect to any transactions in which the Company or any of its subsidiaries participated or acted as material adviser.

Section 4.13 Environmental.

(a) Except to the extent that any of the following would not result in a Material Adverse Effect on the Company, (i) the Company and its subsidiaries comply and have complied with all applicable Environmental Laws (as defined below), (ii) to the Company’s knowledge, no Hazardous Substances (as defined below) are present at or have been disposed on or released or discharged from, onto or under any of the properties currently owned, leased, operated or otherwise used by the Company or its subsidiaries (including soils, groundwater, surface water, buildings or other structures), (iii) to the Company’s knowledge, no Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by the Company or its subsidiaries during the period of ownership, lease, operation or use by Company or its subsidiaries, (iv) to the Company’s knowledge, neither the Company nor any subsidiary is subject to any liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (v) neither the Company nor any subsidiary has received any notice, demand, letter or claim or request for information alleging that the Company or any subsidiary is or may be in violation of or liable under any Environmental Law, (vi) neither the Company nor any subsidiary is currently subject to any order, decree, writ, injunction or other directive of any Governmental Authority or is subject to any indemnity or other agreement with any Person relating to Hazardous Substances, and (vii) there are no circumstances or conditions involving the Company or any of its subsidiaries, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by Company or its subsidiaries, or any of the assets (including real property) or businesses of any predecessors of Company or its subsidiaries that could reasonably be expected to result in any damages or liabilities to the Company or any subsidiary arising under or pursuant to Environmental Law or in any restriction on the ownership, use or transfer of any of the assets of the Company or any subsidiary arising under or pursuant to any Environmental Law.

(b) As used herein, the term “Environmental Law” means any international, national, provincial, regional, federal, state, municipal or local law, regulation, order, judgment, decree, permit, authorization, opinion, common or decisional law (including principles of negligence and strict liability) or agency requirement relating to the protection, investigation or restoration of the environment (including natural resources) or the health or safety of human or other living organisms, including the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, release or threatened release of any Hazardous Substance or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property.

(c) As used herein, the term “Hazardous Substance” means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product, by-product or additive, asbestos, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

Section 4.14 Intellectual Property.

(a) As used herein, “Intellectual Property” means all worldwide intellectual property rights, including (i) all business and trade names, including names of all entities owned or licensed by the Company or any of its subsidiaries, product names, brands, logos and slogans embodying business or product goodwill or indications of origin, all registered and unregistered trademarks, trade names, service marks, domain names, and pending applications therefor, in each case as used in the business of the Company or any of its subsidiaries as presently conducted or as conducted at any time prior to the Offer Closing (“Marks”) and all of the goodwill of the Company or any of its subsidiaries associated with such Marks, (ii) all patents, pending patent applications, inventions and improvements, whether or not reduced to practice, to which the Company or any of its subsidiaries is an owner or licensee and used in either the Company’s or any of its subsidiaries’ business as presently conducted or as conducted at any time prior to the Offer Closing, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the U.S. or any other jurisdiction and all reissues or extensions thereof and all re-examination certificates issuing therefrom, (iii) all copyright rights, including all copyright registrations and pending applications for copyright registrations, relating to published and unpublished works owned or licensed by the Company or any of its subsidiaries and used in the business of the Company or any of its subsidiaries as presently conducted or as conducted at any time prior to the Offer Closing, (iv) all computer and electronic data processing programs and software programs (in both source code and object code form) and related documentation, software-related research projects, computer software under development, software concepts, software processes, and software algorithms, including those used in the marketing, development, maintenance, support and delivery of the software, all as presently owned or licensed by either the Company or any of its subsidiaries and used in the business of the Company or any of its subsidiaries as presently conducted or as conducted at any time prior to the Offer Closing, (v) all know-how and trade secrets owned or licensed by the Company or any of its subsidiaries and used in the business of the Company or any of its subsidiaries as presently conducted or as conducted at any time prior to the Offer Closing, whether or not reduced to practice, and (vi) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing. As used in this Section 4.14, “Company’s Core Product Offering,” with respect to Intellectual Property, means Intellectual Property without which the Company would likely suffer a Material Adverse Effect.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all the patents, patent applications, copyright registrations, copyright applications, material unregistered copyrights, trademark applications, trademark registrations, material unregistered trademarks and domain name registrations owned by the Company or any of its subsidiaries as of the date hereof. Except as set forth in Section 4.14(b) of the Company Disclosure Schedule, the Company and its subsidiaries are the sole and exclusive owners of all Intellectual Property required to be listed in Section 4.14(b) of the Company Disclosure Schedule, free and clear of all Liens or similar encumbrances; such Intellectual Property is subsisting and unexpired and in good standing. The Company and its subsidiaries own or have the right to use all other Intellectual Property that is part of the Company’s Core Product Offering used in their business, free and clear of all Liens or similar encumbrances.

(c) Except for non-exclusive licenses for computer programs, software and data bases that are generally commercially available, Section 4.14(c) of the Company Disclosure Schedule sets forth a list of (i) all Contracts pursuant to which the Company or any of its subsidiaries uses Intellectual Property owned by third parties that is used in the operation of the business by the Company or any of its subsidiaries and is part of the Company’s Core Product Offering and (ii) other than individual agreements with customers or other third parties who sign or agree to the Company’s and its subsidiaries’ standard form license agreements, a form of which has been provided to Parent, all Contracts material to the operation of the business of the Company or any of its subsidiaries pursuant to which the Company or any of its subsidiaries grants third parties the right to use Intellectual Property owned by the Company or any of its subsidiaries ((i) and (ii) collectively, the “IP Agreements”). Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, to the Company’s knowledge, the Company and its subsidiaries have a valid and binding license to use the Intellectual Property described in Section 4.14(c)(i) pursuant to a Contract set forth in Section 4.14(c) of the Company Disclosure Schedule in accordance with the terms of the licenses given, and neither the Company nor any of its subsidiaries has caused a Lien or similar encumbrance to be placed upon its interest in the license.

(d) The Intellectual Property listed in Section 4.14(b) of the Company Disclosure Schedule and the Intellectual Property licensed to the Company pursuant to Contracts listed in Section 4.14(c) of the Company Disclosure Schedule and described in described in Section 4.14(c)(i) (other than non-exclusive licenses for computer programs, software and data bases that are generally commercially available), together with inventions and improvements that are not the subject of an issued patent or pending patent application, the goodwill of the Company’s business and the Intellectual Property described in Sections 4.14(a)(iv) to (vi) and other Intellectual Property not readily reducible to schedule form, include all the Company’s Core Product Offering used or proposed to be used by the Company or any of its subsidiaries in their respective businesses as currently conducted or as currently proposed to be conducted.

(e) The Company and its subsidiaries have taken reasonable precautions to protect the secrecy and confidentiality of all know-how and trade secrets included in the Company’s Core Product Offering.

(f) Neither the Company nor any of its subsidiaries has (i) licensed or escrowed any of its Intellectual Property in source code form to any party, and no such source code has been released to any party, (ii) entered into any exclusive agreements licensing its Intellectual Property to third parties, or (iii) entered into any arrangements or agreements that places or could place a Lien or similar encumbrance on its Intellectual Property rights.

(g) Except as disclosed in Section 4.14(g) of the Company Disclosure Schedule, the conduct of the Company’s business does not infringe, misappropriate or otherwise violate any intellectual property of any other Person that would have a Material Adverse Effect on the Company. The Company and its subsidiaries have taken reasonable steps consistent with prevailing industry practice to ensure that the Company’s business does not infringe, and does not misappropriate or violate, any intellectual property of any other Person in any material respect. Except as disclosed in Section 4.14(g) of the Company Disclosure Schedule, no proceeding charging either the Company or any of its subsidiaries with, or an allegation of, infringement, violation or misappropriation of intellectual property has been filed within the six years prior to the date of this Agreement or, to the knowledge of the Company, is threatened to be filed (including cease and desist letters or invitations to take a patent license), by any Person. Neither the Company nor any of its subsidiaries is making any unauthorized use by the Company or any of its subsidiaries of any confidential information or trade secrets of any other Person in connection with the conduct of their business that would have a Material Adverse Effect on the Company.

(h) Neither the Company nor any of its subsidiaries has received any opinion of counsel (outside or inside) opining that any of the Intellectual Property which is part of the Company’s Core Product Offering is invalid or unenforceable or that the Company or any of its subsidiaries (A) is infringing or has infringed, or (B) is misappropriating or has misappropriated, an intellectual property right of any Person.

(i) To the Company’s knowledge, there is and has been no unauthorized use, disclosure, infringement, misappropriation or violation of any of the Company’s Core Product Offering, including by any employee or former employee of the Company or any of its subsidiaries.

(j) No approval or consent of any Person is needed so that the interest of the Surviving Entity in the Intellectual Property that is part of the Company’s Core Product Offering shall continue to be in full force and effect and enforceable by the Surviving Entity following the transactions contemplated by this Agreement.

(k) Neither the Company nor any of its subsidiaries is, nor will any of them be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to any of its Intellectual Property that is part of the Company’s Core Product Offering.

(l) The Company and its subsidiaries have secured valid written assignments or work-for-hire agreements, from all consultants, contractors and employees who contributed to the creation or development of Intellectual Property that is part of the Company’s Core Product Offering, of their rights to such contributions that the Company or any of its subsidiaries do not already own by operation of law.

(m) The Company and its subsidiaries have taken reasonable steps consistent with prevailing industry practice to protect and preserve the confidentiality of all of their confidential Intellectual Property that is part of the Company’s Core Product Offering and not otherwise protected by patents or registered or unregistered copyrights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company or any of its subsidiaries by or to a third party has been pursuant to the terms of a written agreement between the Company or such subsidiary and such third party, a copy of which has been provided to Parent. All use, disclosure or appropriation by the Company or any of its subsidiaries of Confidential Information not owned by the Company or any of its subsidiaries has been pursuant to and in accordance with the terms of a written agreement between the Company or such subsidiary and the owner of such Confidential Information, or is otherwise lawful.

(n) The Company has provided Parent with true and correct copies of all extant Contracts relating to any Intellectual Property that is part of the Company’s Core Product Offering.

(o) Except as disclosed in Section 4.14(o) of the Company Disclosure Schedule, none of the Company’s Core Product Offerings, and no products or services marketed or sold by the Company or any of its subsidiaries, uses, incorporates or has embedded in it any source, object or other software code that (i) is subject to an open source license or other similar type of license (including the GNU General Public License, Lesser General Public License, Affero General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative license, MIT, Apache or Public Domain Licenses (each, an “Open Source License”)), and (ii) would subject any proprietary source code of the Company to the terms of such Open Source License in a manner that requires the public distribution, contribution, licensing or public disclosure of such proprietary source code or impose limitations on the Company’s right to require payments in connection therewith.

(p) Except as disclosed in Section 4.14(p) of the Company Disclosure Schedule, all software, databases, systems, networks and Internet sites used by the Company and its subsidiaries and material to the business of the Company and its subsidiaries as presently conducted or as conducted at any time prior to the Offer Closing (the “IT Systems”) are free from any material defect, bug, malware, spyware or other virus or other programming design or documentation error or corruptant. The Company and its subsidiaries take reasonable actions to protect the confidentiality, ownership, integrity and security of their IT Systems and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, and there have been no material breaches of the same that have not been corrected or remedied.

Section 4.15 Transactions with Affiliates.

(a) Except for transactions for compensation of employees paid in the ordinary course of business of the Company, every transaction between the Company and any of its “Affiliates” or their “Associates” (as such terms are defined in the rules and regulations of the SEC), which is currently in effect and which involved the payment, or receipt, of money, benefits or other compensation is set forth in Section 4.15 of the Company Disclosure Schedule.

(b) No portion of the business conducted by the Company and/or any of its subsidiaries is conducted by, with or through an Affiliate of the Company (other than its wholly-owned subsidiaries). No director, officer or Affiliate of the Company (other than its wholly-owned subsidiaries) or Affiliate of such director or officer has since December 31, 2007: (i) borrowed money from or loaned money to the Company or any of its subsidiaries that remains outstanding, (ii) any contractual or other claim, express or implied, against or in respect of the Company or any of its subsidiaries, (iii) any interest in any assets used or held for use in the business conducted by the Company and/or any of its subsidiaries, (iv) engaged in any other material transaction with or in respect of the Company or any of its subsidiaries, or (v) owned, directly or indirectly, any interest in (except not more than two percent stockholdings for investment purposes in securities of publicly held and traded companies), or served as an officer, director, employee or consultant of or otherwise received remuneration from, any Person that is, or has engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or any of its subsidiaries.

Section 4.16 Regulatory Matters. (a) Section 4.16(a) of the Company Disclosure Schedule sets forth all SROs and Governmental Authorities with which the Company, its subsidiaries, or their respective officers, directors, employees or associated persons acting on behalf of the Company and its subsidiaries or, in the case of the UK Subsidiary, any person performing “controlled functions” on behalf of the UK Subsidiary, are registered or licensed. Each registration and license is in good standing and in full force and effect. Neither the Company nor any of its subsidiaries is subject to registration as an investment company and is not subject to regulation under the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended, or the rules and regulations promulgated thereunder, or similar Laws of any foreign Governmental Authority. All federal, state and foreign registration requirements have been complied with in all material respects by the Company, each of its subsidiaries and their respective officers, directors, employees and associated persons acting on their behalf, and, in the case of the UK Subsidiary, any person performing “controlled functions” on behalf of the UK Subsidiary, and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

(b) Neither the Company nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board or member resolutions at the request or suggestion of, any SRO or Governmental Authority that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its trading privileges or its business (each, a “Regulatory Agreement”), nor has the Company or any of its subsidiaries been advised in any other manner by any SRO or Governmental Authority that it is considering issuing or requesting such a Regulatory Agreement. None of the Company or any of its subsidiaries or any of their respective officers, directors or designated supervisory employees has been convicted within the past five years of any felony or misdemeanor described in Section 15(b)(4) of the Exchange Act or in Section 8(a)(2)(D) of the Commodity Exchange Act of 1936, as amended (the “CEA”), or is, by reason of any misconduct, permanently or temporarily enjoined from acting in the capacities, or engaging in the activities, described in Section 15(b)(4)(C) of the Exchange Act or in Section 8(a)(2)(C) of the CEA.

(c) To the Company’s knowledge, there are no facts or circumstances relating to the Company or its subsidiaries that would (i) cause FINRA, or any other SRO or Governmental Authority, not to approve the change in control and ownership of the Company and the indirect change in control and ownership of its subsidiaries to Parent, or (ii) restrict the Company’s or any of its subsidiaries’ ability to operate in any material respect as a broker-dealer or as a futures commission merchant or retail foreign exchange dealer after the change in ownership and control contemplated by this Agreement.

(d) Neither the Company nor any of its subsidiaries has received any notification or other communication from any SRO or Governmental Authority which remains pending and unresolved (i) asserting that any of them is not in compliance in any material respect with any of the Laws that such SRO or Governmental Authority enforces, or has otherwise engaged in an unlawful business practice, (ii) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, membership or participation in any SRO, governmental authorization or other Company Permit, (iii) requiring or threatening to require any of them (including any of the Company’s or its subsidiaries’ directors or controlling persons) to enter into any order, decree, agreement, memorandum of understanding or similar arrangement (or requiring the board of directors thereof to adopt any resolution or policy), or (iv) restricting in any material respect or disqualifying the activities of the Company or any of its subsidiaries.

(e) The Company and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian or conservator, in accordance with the terms of the governing documents and applicable Laws, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company, any of its subsidiaries, or any director, officer, employee or associated persons of the Company or of any of its subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 4.17 Board Approval; State Takeover Statutes. The Company Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that it is fair to, and in the best interests of, the Company and the shareholders of the Company to enter into this Agreement with Parent and Merger Sub providing for the Offer, the Merger and the Top-Up Option, (ii) approved and adopted this Agreement in accordance with the FBCA, and (iii) subject only to the ability to effect a Change of Recommendation in accordance with Section 6.02, resolved to recommend that the Company’s shareholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Laws, approve this Agreement (including the plan of merger set forth in this Agreement) (collectively, the “Company Board Recommendation”). The approval and adoption by the Company Board of this Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement, the provisions of Sections 607.0901 and 607.0902 of the FBCA to the extent, if any, such sections would otherwise be applicable to this Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement, and no other moratorium, control share acquisition, business combination, fair price or other anti-takeover Law applies to this Agreement, the Offer, the Merger, the Top-Up Option or the other transactions contemplated by this Agreement. The Company and the Company Board have taken all necessary action to ensure that any other similar anti-takeover provision under the Company’s articles of incorporation and bylaws are not applicable to, or will not otherwise become effective as a result of, the transactions contemplated by this Agreement.

Section 4.18 Opinion of Financial Adviser. The Company has received the opinion of J.P. Morgan Securities LLC (the “Financial Adviser”), dated the date of this Agreement, to the effect that, as of the date of this Agreement and, based upon and subject to the matters set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than Parent and Merger Sub) is fair to the holders of shares of Company Common Stock from a financial point of view, and a complete and correct copy of the signed original of such opinion will be delivered to Parent promptly following the execution and delivery of this Agreement.

Section 4.19 Brokers. No broker, investment banker, financial adviser or other Person, other than the Financial Adviser, the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 4.20 Books and Records. The stock transfer ledgers and other similar records of the Company contain true and complete records, in all material respects, of all transfers related to the equity securities of the Company. The Company has delivered or made available to Parent a true and correct copy of the articles of incorporation, as amended, and bylaws, as amended to the date of this Agreement, and any other charter or organizational documents, each as amended, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its articles of incorporation or bylaws (or other charter or organizational documents), each as amended to the date of this Agreement.

Section 4.21 Insurance. Copies of all material insurance policies maintained by the Company and its subsidiaries have been made available to Parent. All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices (except that no errors or omissions liability insurance is maintained) or as is required by applicable Laws. Neither the Company nor any of its subsidiaries is in material breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a material breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its subsidiaries. As of the date hereof, no notice of cancellation or termination has been received by the Company or any of its subsidiaries with respect to any such insurance policies. As of the date hereof, to the knowledge of the Company, no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.22 Derivative Instruments and Transactions.

(a) Except as would not be material to the Company and its subsidiaries taken as a whole, all Derivative Transactions, whether entered into for the account of the Company or any of its subsidiaries or for the account of a customer of the Company or any of its subsidiaries, (i) were entered into in the ordinary course of business and in accordance with prudent industry practice and applicable rules, regulations and policies of all applicable SROs and Governmental Authorities and with counterparties believed to be financially responsible at the time in which entered, (ii) are legal, valid and binding obligations of the Company or one of its subsidiaries and, to the knowledge of the Company, each of the counterparties thereto and (iii) are in full force and effect and enforceable in accordance with their terms. The Company or its subsidiaries and, to the knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued except for unsecured customer debits from time to time that are not fully reimbursed by the customers). Except as would not be material to the Company and its subsidiaries taken as a whole, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and such subsidiaries in accordance with GAAP consistently applied.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization. Parent is a corporation and Merger Sub is a corporation, in each case duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, license, use, lease and operate its assets, rights and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Offer, the Merger or the other transactions contemplated herein.

Section 5.02 Authority. Each of Parent and Merger Sub has all requisite organizational power and authority to execute and deliver this Agreement and to perform and consummate the Offer, the Merger and other transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the Offer, the Merger and other transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the filing of the Articles of Merger with the Secretary of State of the State of Florida). No vote of the shareholders of Parent is required to approve this Agreement, the Offer, the Merger or other transactions contemplated herein. This Agreement has been duly executed and delivered by Parent and Merger Sub, and constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 5.03 Consents and Approvals; No Violations.

(a) Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.03(b), the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any SRO or Governmental Authority on the part of Parent or Merger Sub other than (i) the filing of the Articles of Merger as contemplated by Article II hereof, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with applicable requirements of the Exchange Act including such filings as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated herein, (iv) compliance with the applicable requirements of any SRO in which Parent or any of its subsidiaries is a member or participant, (v) such consents or approvals as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country with respect to the Offer, (vi) if required by CFIUS, CFIUS approval, and (v) with respect to SROs and Governmental Authorities that regulate the Company’s subsidiaries’ brokerage and related business and activities, as listed in Section 4.03(b)(E) of the Company Disclosure Schedule.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws (or comparable organizational documents) of Parent and Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or Merger Sub or any of their subsidiaries under, any of the terms, conditions or provisions of Contract to which Parent or Merger Sub or any of their subsidiaries is a party or by which any of its properties, rights or assets may be bound, or (iii) violate any judgment, order, writ, preliminary or permanent injunction, decree or other directive, or any Law of any SRO or Governmental Authority applicable to Parent or Merger Sub, any of their subsidiaries or any of their properties, rights or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not prevent or delay the consummation of the Offer, the Merger and the other transactions contemplated herein.

Section 5.04 Reports and Financial Statements. The financial statements of Parent included in Parent’s (a) Annual Report for the year ended March 31, 2010, including any related notes thereto, and (b) unaudited consolidated financial statements for the nine months ended December 31, 2010, both as previously provided to the Company, have been prepared in accordance with accounting principles generally accepted in Japan during the periods involved and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (other than for the unaudited statements) for the periods indicated (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount).

Section 5.05 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Company Proxy Statement will, at the time of the mailing thereof or of the meeting at which Company Shareholder Approval is to be taken, or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent or Merger Sub (including their respective officers, directors and subsidiaries) shall occur that is required to be described in an amendment of, or a supplement to, the Company Proxy Statement, each of Parent and Merger Sub shall notify the Company thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the shareholders of the Company, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC or at the time of distribution or dissemination thereof to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its respective representatives for inclusion in the Offer Documents or the Company Proxy Statement.

Section 5.06 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated herein, has engaged in no other business activities and has conducted its operations only as contemplated herein.

Section 5.07 Sufficient Funds. As of the date hereof, Parent has sufficient funds available to it, and at the Offer Closing and immediately prior to the Effective Time, Parent and Merger Sub will have sufficient funds, to pay the aggregate Offer Price and the Merger Consideration contemplated by this Agreement and to perform all of the other agreements and obligations of Parent and Merger Sub contemplated by this Agreement. In addition and without limiting the foregoing in any manner, no event, circumstance or change has occurred since the date hereof and prior to the Offer Closing and continued in existence for the earlier to occur of (i) 20 Business Days after such event, circumstance or change has occurred or (ii) the Expiration Time, in either case that would prevent

Parent from consummating the Offer by the Expiration Time as a result of Parent’s failure to have sufficient funds available to it to pay the aggregate Offer Price and the Merger Consideration contemplated by this Agreement and to perform all of the other agreements and obligations of Parent and Merger Sub contemplated by this Agreement.

Section 5.08 Brokers. No broker, investment banker, financial adviser or other Person, other than Deutsche Bank Securities, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.09 Legal Proceedings. There is no pending or, to the knowledge of Parent, threatened, legal action, proceeding, investigation, claims, inquiry, inspection or examination against Parent or any of its subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling, decree or other directive imposed upon Parent or any of its subsidiaries, including Merger Sub, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.10 Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its subsidiaries beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients).

ARTICLE VI

COVENANTS

Section 6.01 Covenants of the Company. From the date hereof until the Effective Time, except as provided in Section 6.01 of the Company Disclosure Schedule, the Company shall, and shall cause its subsidiaries to, conduct its and their business in the ordinary course and use reasonable efforts to preserve intact its and their business organizations and relationships with third parties and to keep available the services of its and their present officers and employees and preserve its and their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries. Without limiting the generality of the foregoing, except as expressly authorized by this Agreement or with consent of Parent, from the date hereof until the Effective Time, the Company shall not, and shall cause its subsidiaries not to:

(a) (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for dividends by a wholly owned subsidiary of the Company to its parent), (ii) adopt a plan of complete or partial liquidation or dissolution or resolution providing for or authorizing such liquidation or dissolution, (iii) split, combine or reclassify any of its capital stock, or (iv) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) (i) issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any other security or rights related to any security (including any appreciation rights, phantom rights or profit participation rights) other than (1) the issuance of the shares of Company Common Stock upon the exercise of Company Stock Options or the vesting of Company Performance Share Awards outstanding on the date of this Agreement and in accordance with the terms of such Company Stock Options and Company Performance Share Awards existing on the date hereof and (2) any issuance of the Top-Up Shares in the event of the exercise of the Top-Up Option, or (ii) allow for the commencement of any new offering periods under any employee stock purchase plans;

(c) alter or amend or propose to alter or amend its articles of incorporation or bylaws (or similar organizational documents), except as required by a Governmental Authority or SRO to obtain or maintain membership or participation rights;

(d) (i) acquire or agree to acquire any assets (including securities) except for (A) acquisitions of securities for the account of customers in the ordinary course of business, (B) foreclosures of securities pledged by customers in the ordinary course of business and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business, or (C) equipment, supplies and other assets in the ordinary course of business, or (ii) merge or consolidate with any Person or engage in any similar transaction;

(e) sell, lease, license, encumber or otherwise dispose of any of its assets or any interest therein, other than in the ordinary course, or adopt a plan of merger, consolidation, restructuring or other reorganization (other than the plan of merger contemplated herein);

(f) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness, guarantee any debt of others, enter into any “keep-well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing except for working capital borrowings incurred in the ordinary course of business, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to the Company or any wholly-owned subsidiary of the Company, or (B) in the case of loans to a Person, the extension of margin credit securities to customers, the extension of leverage or margin to futures or forex customers and securities lending/stock borrowing activities in the ordinary course of business;

(g) make or agree to make any capital expenditures exceeding the amounts set forth in Section 6.01(g) of the Company Disclosure Schedule;

(h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than routine customer complaint credits or account error adjustments, or the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement or incurred since the date of such financial statements in the ordinary course of business;

(i) (i) materially modify or amend, or terminate, any Material Contract, (ii) waive, release or assign any material rights or claims, (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement, or fail to enforce any such agreement to the fullest extent practicable, including by seeking injunctive relief and specific performance, or (iv) except in the ordinary course of business, enter into any Material Contracts (including any agreement or arrangement that would constitute a Material Contract) or material transactions;

(j) (i) except for salary or bonus increases in the ordinary course that are consistent with past practice, increase the compensation or benefits (excluding, for the avoidance of doubt, granting equity-based awards and retention incentives) of any director, officer or employee, (ii) establish, adopt, enter into, terminate or adopt any material amendment to a Company Employee Plan, (iii) enter into, or amend or modify (in any manner materially adverse to Parent, the Company or any of their respective subsidiaries) any employment, consulting, severance, termination or similar agreement with any director or officer, (iv) accelerate the payment of compensation or benefits to any director, officer or employee, (v) take any action to fund, outside of the ordinary course of business the payment of compensation or benefits under any Company Employee Plan or compensation agreement or arrangement, or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined, except as required by GAAP, or (vi) other than by execution of this Agreement and completion of the Offer and the Merger, take any action that could give rise to severance benefits payable to any officer, director, or employee of the Company or its subsidiaries as a result of consummation of any of the transactions contemplated by this Agreement;

(k) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries (including, any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar action under any similar Laws), other than routine employee terminations;

(l) take any affirmative action to exempt or cause to be inapplicable as to any individual or entity (other than Parent or its subsidiaries) (i) the provisions of Section 607.0901 or Section 607.0902 of the FBCA or (ii) any other state takeover Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, except in order to enter into or execute a definitive agreement with respect to a Superior Proposal as expressly permitted by Section 6.02(c);

(m) without first obtaining the written approval of Parent (which shall not be unreasonably withheld, delayed or conditioned upon payment of consideration), accelerate, amend or change the period of exercisability or vesting of Company Stock Options, Company Performance Share Awards or Restricted Stock Awards or authorize cash payments in exchange for any Company Stock Options or Company Performance Share Awards granted under such plan;

(n) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any member interests, any other voting or equity securities or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such securities or other convertible securities, except pursuant to the exercise of Company Stock Options or vesting of Company Performance Share Awards outstanding as of the date hereof in accordance with the existing terms thereof;

(o) amend or modify the existing agreement between it and the Financial Adviser or enter into any new agreement with, or otherwise engage, any additional advisers or consultants in connection with the Offer, the Merger and the transactions contemplated by this Agreement, except with the prior written consent of the Parent, which shall not be unreasonably withheld or delayed;

(p) transfer or license to any Person any rights to Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the ordinary course of business, or fail to renew or pay any fees relating to any patent, trademark, service mark, domain name or copyright included in the Intellectual Property, other than in the ordinary course of business;

(q) make any material change to its methods of accounting in effect on the date hereof, except as required by changes in GAAP, or by applicable Governmental Authorities, SROs or Laws, in each case as concurred with by the Company’s independent auditors, or change its fiscal year;

(r) enter into any transaction with any of its Affiliates other than pursuant to arrangements in effect on the date hereof or as required by applicable Laws;

(s) make, revoke or amend any Tax election or change any Tax accounting method of the Company or any of its subsidiaries, except if (i) required by applicable Laws, or (ii) needed to avoid or mitigate any materially adverse Tax consequence;

(t) execute any waiver of restrictions on assessment or collection of any Tax;

(u) (i) enter into or amend any agreement or settlement with respect to, or settle or compromise, any material Tax liability of the Company or any of its subsidiaries with any Tax authority or (ii) surrender any right to claim a Tax refund;

(v) (i) enter into any new line of business, (ii) introduce any material new products or services or make any material changes to products or services except as required by applicable Laws or by policies imposed by any SRO or Governmental Authority, (iii) change its brokerage policies, risk policies or other operating policies or practices in any material respect except as required by applicable Laws or by policies imposed by any SRO or Governmental Authority, (iv) change or implement any material marketing campaigns or any material new sales compensation or incentive programs or arrangements, except in the ordinary course of business or as required by applicable Laws or by policies imposed by any SRO or Governmental Authority, or (v) open any new branches, offices or facilities or relocate or close any existing branches, offices or facilities or file any application with any SRO or Governmental Authority to do any of the foregoing, in each case, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned upon payment of consideration);

(w) notwithstanding anything permitted in Section 6.01(j) above, take any action that would cause any Company Employee Plan, Company Incentive Equity Plan (or award thereunder), or agreement, arrangement or understanding with any of its or its subsidiaries’ officers, directors or employees pursuant to which compensation, consideration or payments are made or payable or benefits are to be delivered to such officer, director or employee, or payments made or to be made or benefits granted or to be granted by the Company or any of its subsidiaries according to any such plan, agreement, understanding or arrangement, to fail to satisfy the requirements of the non-exclusive safe harbor in Rule 14d-10(d)(2) under the Exchange Act; or

(x) authorize any of, or commit or make an offer to commit, or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of the Company contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the Offer or the Merger not being satisfied or in a material delay of the satisfaction of such conditions.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Offer Closing and (b) prior to the Offer Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.02 No Solicitation. From the date hereof until the Effective Time:

(a) The Company shall immediately cease, and shall cause its subsidiaries and its and their respective officers, directors, employees, representatives and agents to immediately cease, any and all discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal, and request the return or destruction of all confidential information regarding the Company and its subsidiaries provided to any such Persons on or prior to the date of this Agreement pursuant and subject to the terms of any confidentiality or similar agreements with those parties. The Company shall not, and shall cause its subsidiaries and its and their respective officers, directors, employees, representatives and agents to not, directly or indirectly, (i) solicit, initiate, participate in or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Takeover Proposal; provided, however, that if, at any time prior to the Offer Closing, the Company Board determines in good faith, after consultation with outside counsel and a financial adviser of nationally recognized reputation, that it is necessary to do so in order to comply with its fiduciary duties to the Company’s shareholders under applicable Law, the Company may, in response to a Superior Proposal that was not solicited on or subsequent to the date hereof, and subject to compliance with this Section 6.02, (x) furnish information with respect to the Company and its subsidiaries to the Person making such Superior Proposal pursuant to a confidentiality agreement no less restrictive on the other party than the Confidentiality Agreement is on Parent, provided that the Company also provides concurrently to Parent any such information not previously provided and (y) participate in discussions or negotiations regarding such Superior Proposal.

(b) Except as set forth in this Section 6.02(b) or Section 6.02(c), neither the Company Board nor any committee thereof shall (i) (A) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or this Agreement or take no position with respect to any of the foregoing or (B) take any other action or make any other public statement in connection with the Offer, the Company Shareholder Meeting, or in reference to a Takeover Proposal, that is inconsistent with such recommendation (any such action or public statement described in clause (A) or (B) being referred to as a “Change of Recommendation”)), (ii) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Takeover Proposal or Takeover Proposal Documentation, or (iii) cause the Company to enter into any Takeover Proposal Documentation. Notwithstanding the foregoing, if, prior to the Offer Closing, the Company Board determines in good faith, after consultation with outside counsel and a financial adviser of nationally recognized reputation, that it is required to do so to prevent the Company Board from breaching its fiduciary duties to the shareholders of the Company under applicable Law, the Company Board may effect a Change of Recommendation, but only (A) at a time that is after the third (3rd) Business Day following Parent’s receipt of written notice advising Parent that the Company Board proposes to withdraw or modify its approval or recommendation and the reason or reasons it proposes to take such action, (B) if during such three (3) Business Day period, the Company has negotiated in good faith, and caused its financial and legal advisors to negotiate in good faith, with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement in order to obviate the need to make such Change of Recommendation, and (C) if the Company has not acted in violation in any material respect of its obligations in this Section 6.02. If the Company Board proposes to take such action in relation to a Takeover Proposal, then the Company shall also comply with Section 6.02(c). Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Article VIII, (i) the Company shall not submit to the vote of its shareholders any Takeover Proposal other than the Merger, and (ii) the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Shareholder Meeting, except to the extent required to obtain the Company Shareholder Approval. If the approval of this Agreement and the Merger by the Company’s shareholders is required under applicable Law, the Company Proxy Statement shall also include the recommendation of the Company Board in favor of any matters required to be submitted to the shareholders of the Company pursuant to Rule 14a-21 under the Exchange Act.

(c) Neither the Company Board nor any committee thereof shall (i) approve or recommend, or take no position with respect to, or propose to approve or recommend, or take no position with respect to, any Takeover Proposal or Takeover Proposal Documentation, or (ii) execute (or allow the Company or any of its subsidiaries to execute) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or documentation constituting or relating to a Takeover Proposal (any such agreement or documentation, other than a confidentiality agreement pursuant to Section 6.02(a), “Takeover Proposal Documentation”). Notwithstanding the foregoing or any other provision of this Section 6.02 to the contrary, if, at any time prior to the Offer Closing (but after the expiration of the Notice Period (as defined below)), the Company Board determines, in response to a Takeover Proposal that was unsolicited and that did not otherwise result from a breach of this Section 6.02, that such Takeover Proposal is a Superior Proposal (after giving effect to all of the adjustments to this Agreement which may be offered by Parent during the Notice Period or otherwise), the Company may terminate this Agreement in order to enter into or execute a definitive agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 6.02(c), and any such action shall be void and of no force or effect, unless the Company prior to or concurrently with taking such action pays to Parent the fee payable pursuant to Section 8.06; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 6.02(c) or effect a Change of Recommendation in relation to a Takeover Proposal pursuant to Section 6.02(b) unless (A) the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal and specifying the identity of the Person making such Superior Proposal and the material terms thereof, together with copies of any written offer or proposal in respect of such Superior Proposal, and (B) Parent does not, within three Business Days following its receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer that, as determined by the Company Board, results in the applicable Takeover Proposal no longer being a Superior Proposal (provided that, during the Notice Period, the Company shall, if so requested by Parent, negotiate in good faith, and cause its financial and legal advisors to negotiate in good faith, with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement), it being further understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require the delivery to Parent of a new Notice of Superior Proposal and a new Notice Period.

(d) As used herein, “Takeover Proposal” means any inquiry, proposal, offer or expression of interest by any third party (other than Parent or any of its subsidiaries) relating to a tender offer, exchange offer, merger, consolidation, recapitalization, reorganization or other business combination involving the Company or any subsidiary of the Company, or any purchase or sale of more than 15% of the consolidated assets, business, revenues or net income of the Company (including the shares and assets of its subsidiaries) or any issuance, purchase or sale of any of the shares of Company Common Stock (other than pursuant to the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms) or the issuance, purchase or sale of any securities, rights to acquire securities (other than in connection with Company Performance Share Awards and Restricted Stock Awards to the extent permitted by this Agreement) or voting interests of the Company or any subsidiary of the Company, or any similar transaction, or any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer, the Merger or any other transaction contemplated by this Agreement. Any material modification of a Takeover Proposal (including any modification of the economic terms) shall constitute a new Takeover Proposal. As used herein, a “Superior Proposal” means any bona fide written Takeover Proposal for a transaction in which all of the stock of the Company or all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, are acquired by a third party, including by tender offer, merger, consolidation or other business combination, on terms that the Company Board determines in its good faith judgment (after consultation with its outside counsel and a financial adviser of nationally recognized reputation) to be more favorable to the Company’s shareholders, from a financial point of view, than the Offer and the Merger (taking into account all aspects of the proposal, the party making the proposal and any changes to the Offer and/or the Merger proposed by Parent in response to the receipt by the Company of such Superior Proposal) and which is not subject to any material contingency on the part of the third party, including any contingency related to financing, unless, in the good faith judgment of the Company Board, such contingency is reasonably capable of being satisfied by such third party, and which is otherwise reasonably capable of being consummated in a timely fashion.

(e) The Company shall advise Parent, orally and in writing as promptly as practicable but in any event within 24 hours after receipt of such Takeover Proposal, of such Takeover Proposal, the material terms and conditions of such Takeover Proposal and the identity of the Person making such Takeover Proposal. The Company will inform Parent of any material change in the details (including amendments or proposed amendments) of any such Takeover Proposal as promptly as practicable but in any event within 24 hours after receipt of such material change in details. The Company will promptly provide Parent with any documents received from any such Person and promptly provide Parent such additional information as it may reasonably request.

(f) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided that (i) such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement, (ii) neither the Company nor the Company Board may make any Change of Recommendation unless permitted by Section 6.02(b), and (iii) any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the recommendation by the Company Board of the Merger and this Agreement.

Section 6.03 Company Proxy Statement. If the approval of the Merger by the Company’s shareholders is required by applicable Law, as soon as practicable following the Offer Closing, the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub and the Company will cooperate and consult with each other and use reasonable best efforts in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent, Merger Sub and their counsel a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party and use reasonable best efforts in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub and the Company agree to promptly correct any information provided by it for use in the Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. The Company shall, as soon as reasonably practicable, (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

Section 6.04 Company Shareholder Approval. Subject to the terms set forth in this Agreement (including Section 6.02(b)), if the approval of this Agreement and the Merger by the Company’s shareholders is required under applicable Law, the Company shall, as soon as practicable following the Offer Closing, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) solely (unless the timing of proposing the Company Shareholder Approval would also be the timing of the Company’s annual meeting of shareholders) for the purposes of obtaining the Company Shareholder Approval and any matters required to be submitted to the shareholders of the Company pursuant to Rule 14a-21 under the Exchange Act and shall, except as otherwise provided in Section 6.02(b), through the Company Board, recommend to its shareholders the approval of this Agreement and the Merger. Subject to the limitations set forth in Section 6.02(b) and this Section 6.04, the Company shall use its best efforts to obtain the Company Shareholder Approval as promptly as practicable. Parent shall, and shall cause Merger Sub and any other subsidiaries of Parent to vote, all of the shares of Company Common Stock owned of record by Merger Sub, Parent or any of their respective subsidiaries (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients) in favor of the Merger. Notwithstanding the foregoing, if, following the Offer Closing and any subsequent offering period and the exercise, if any, of the Top-Up Option, Parent, Merger Sub and their respective subsidiaries shall hold, in the aggregate, at least eighty percent (80%) of the outstanding shares of Company Common Stock (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients), the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or any subsidiary of Parent or Merger Sub (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients), to cause the Merger to become effective as soon as practicable after the Offer Closing without the Company Shareholder Meeting in accordance with Section 607.1104 of the FBCA.

Section 6.05 Access to Information. The Company shall, throughout the period from the date hereof through the Effective Time, (i) provide Parent and its officers, directors, employees, agents, counsel, accountants, financial advisers, lenders, consultants and other representatives (together, its “Representatives”) with full access, upon reasonable prior notice, to all personnel, officers, employees, agents, accountants, properties (including for the purpose of environmental testing), assets and facilities of the Company and its subsidiaries and the books and records relating to the Company and its subsidiaries, and (ii) promptly furnish Parent and its Representatives with all such information and data (including copies of Contracts and other books and records) concerning the Company and its subsidiaries and operations of the Company and its subsidiaries as Parent or any of such Representatives reasonably may request in connection with such investigation. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated as of December 8, 2010, between Parent and the Company (as amended to date, the “Confidentiality Agreement”). No investigation pursuant to this Section 6.05 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

Section 6.06 Notice Obligations. From time to time prior to the Offer Closing Date, the Company shall notify Parent in writing with respect to any matter that would cause or constitute a breach in any material respect of the Company’s representations, warranties, covenants or agreements contained herein or that would cause a condition to the Offer Closing not to be satisfied. Prior to the Offer Closing, the Company shall promptly inform Parent of any claim by a third party that a Material Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. The Company will consult with Parent a reasonable time prior to making publicly available its financial results or filing any corresponding report with the SEC.

Section 6.07 All Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to consummate and make effective the transactions contemplated by this Agreement, including as promptly as practicable following the execution and delivery of this Agreement filing with the United States Federal Trade Commission and the United States Department of Justice the notification and report form under the HSR Act required for the transactions contemplated herein and, thereafter, furnishing as promptly as reasonably practicable any supplemental information requested in connection therewith by any Governmental Authority pursuant to the HSR Act, and, if required, the notification and filing with CFIUS. The Company and Parent each shall comply as promptly as practicable with any other Laws, rules, regulations and ordinances of any SRO or Governmental Authority that are applicable to any of the transactions contemplated herein and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any SRO or Governmental Authority or any other Person in connection with such transactions is necessary, including satisfying any continuance in membership requirements of Rule 1017 of FINRA. In connection with seeking such approval (or equivalent action or non-action) from FINRA, and from any other SRO from which it is required in connection with the change in control contemplated by this Agreement (other than the FSA or any other SRO the rules or other guidelines of which provide for submission of applications or other approval documentation by Parent or any of its subsidiaries), the Company shall lead that process, with Parent being fully and promptly informed of the process and fully and promptly providing all information, filings and signed documents requested by the SRO or reasonably requested by the Company to complete successfully such process, and such applications shall state words to the effect that: (i) no direct change in control of any of the regulated subsidiaries is occurring, (ii) in connection with the change in control of such regulated subsidiaries’ parent company (i.e., the Company), the Company is the surviving corporation and will continue its existence, and continue to own 100% of the issued and outstanding capital stock of such regulated subsidiaries, the only difference being Parent replacing, as shareholder of the Company, the previous public shareholders, (iii) there will be no name change of the Company or any of its regulated subsidiaries as a result of the change in control, and (iv) there are no contemplated changes, immediately following the change of control, of the officers, directors, registered executive principals, supervisory personnel, business model, policies, procedures, operations, systems or method of doing business of or with respect to any of the regulated subsidiaries. The Company shall not submit any such applications, filings or other documents, or any amendment or supplement thereto, without providing Parent, Merger Sub and their counsel a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by the Company). The Company agrees to consult with Parent prior to responding to any comments or requests with respect to such applications, filings or other documents and to reasonably consider its comments. The Company shall, as soon as reasonably practicable, (A) notify Parent of the receipt of any comments or requests from FINRA or such SRO with respect to such applications, filings or other documents and any request by FINRA or such SRO for any amendment to the applications or filings or for additional information and (B) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and FINRA or such SRO, on the other hand, with respect to the such applications, filings or other documents. The Company and Parent each shall furnish to the others such necessary information and reasonable assistance as the other may request in connection with their preparation of any necessary filing, registration or declaration with any Governmental Authority or SRO, including under the HSR Act or required by, or appropriate with respect to, CFIUS. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any SRO or Governmental Authority (or other Person regarding any of the transactions contemplated by this Agreement) in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing). Subject to the terms and conditions of this Agreement, the parties shall use all reasonable efforts and take all necessary action to obtain any approval, if required, by CFIUS, or any SRO, and any clearance under the HSR Act, or any other consent, approval, order or authorization of any Governmental Authority under United States or foreign antitrust or competition Laws, necessary in connection with the transactions contemplated herein, or to resolve any objections that may be asserted by any Governmental Authority or SRO with respect to the transactions contemplated herein.

(b) Subject to the terms and conditions of this Agreement, each party shall use all reasonable efforts to cause the Offer Closing and the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated herein, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other SRO or Governmental Authority that is not yet final and nonappealable vacated or reversed.

(c) The Company and Parent will cooperate and use all reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required by third parties so that all Company Permits and Contracts of the Company and its subsidiaries will remain in full force and effect after the Effective Time.

(d) Notwithstanding anything to the contrary in this Agreement: (i) neither Parent nor any of its subsidiaries shall be required by antitrust or competition Laws or in connection with any other approval or consent of any SRO, Governmental Authority or other Person to take, or agree to take, any materially adverse action or suffer any material limitation or divestiture with respect to the ownership or holding of any of their respective businesses or assets (including, following the Offer Closing or the Effective Time, any of the material businesses or assets of the Surviving Entity and its subsidiaries) (and neither the Company or any of its subsidiaries shall take any such action, or agree to do so, with respect to any of their respective businesses or assets without the prior written consent of Parent), (ii) neither Parent nor any of its subsidiaries shall be required to take any action by antitrust or competition Laws or in connection with any other approval or consent of any SRO, Governmental Authority or other Person that would, or could reasonably be expected to, substantially impair the benefits expected, as of the date of this Agreement, to be realized by Parent from consummation of the Offer and the Merger (and neither the Company nor any of its subsidiaries shall take any such actions, or agree to do so, without the prior written consent of Parent), and (iii) no party to this Agreement shall be required to waive any of the Offer Conditions set forth on Exhibit A or any of the conditions to the Merger set forth in Article VII as they apply to such party.

Section 6.08 Indemnification; Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the “Indemnified Parties”) of the Company and its subsidiaries as provided in their respective articles of incorporation or bylaws (or similar organizational documents), shall survive the Offer and the Merger and shall continue in full force and effect in accordance with their terms, together with all other indemnification agreements in favor of such Indemnified Parties that are set forth in Section 6.08(a) of the Company Disclosure Schedule. To the extent that the Surviving Entity cannot satisfy such indemnity obligations, Parent covenants and agrees that it shall assume and if necessary satisfy such obligations.

(b) For six years from the Effective Time, Parent shall, or shall cause the Surviving Entity to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering those directors and officers who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Parent) (or, in lieu of maintaining such insurance, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries or otherwise obtained by Parent, as long as the terms thereof are no less advantageous to the intended beneficiaries thereof than those of the Company’s policy, or if substantially equivalent insurance coverage is unavailable, the best available coverage). In lieu of the foregoing, Parent may purchase six-year “tail” coverage covering acts or omissions prior to the Effective Time on substantially similar terms to the existing policy of the Company, or if substantially equivalent insurance coverage is unavailable, the best available coverage. In satisfying its obligations under this Section 6.08(b), neither the Surviving Entity nor Parent shall be obligated to pay more than the amount set forth in Section 6.08(b) of the Company Disclosure Schedule. It is understood and agreed that, in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent or the Surviving Entity shall only be obligated to provide such coverage as may be obtained for such amount set forth in Section 6.08(b) of the Company Disclosure Schedule.

(c) This Section 6.08 shall survive the consummation of the Offer and the Merger, is intended to benefit the Indemnified Parties, each of whom shall have the right, as an express third-party beneficiary, to directly enforce this Section 6.08, and shall be binding on all successors and assigns of Parent and the Surviving Entity.

Section 6.09 Publicity. Except as otherwise required by Law, court process or the rules of any applicable securities exchange or national quotation system or as contemplated or provided elsewhere herein, neither the Company nor Parent shall issue any press release or otherwise make any public statement with respect to the Offer, the Merger or the other transactions contemplated by this Agreement without prior consultation with, and review by, the other and shall give reasonable consideration to all comments of the other party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.10 Tax Matters.

(a) The Company and its subsidiaries shall prepare the Tax Returns for all pre-Closing periods required to be filed by the Company and its subsidiaries, and shall pay all Taxes (including estimated Taxes) due on such Tax Returns (or due with respect to Tax Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid at any time prior to or during such period. Such Tax Returns filed after the date of this Agreement shall be prepared in accordance with the most recent Tax practices and shall be submitted to Parent for its review and approval, which shall not be unreasonably withheld or delayed, no later than ten (10) Business Days prior to the due date thereof (taking into account proper extensions).

(b) Between the date of this Agreement and the Closing Date, to the extent that the Company or any of its subsidiaries has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company, the Company shall provide prompt notice to Parent of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

Section 6.11 Employment Matters.

(a) For the period from the Offer Closing Date (assuming Parent’s designees represent a majority of the Company Board at such time, and otherwise from the Effective Time or such earlier time as Parent’s designees represent a majority of the Company Board) through at least twelve (12) months following the Offer Closing Date, Parent shall provide, and cause the Surviving Entity to provide: (i) annual rates of base salary or wages, as applicable, that are at least equal to those in effect immediately prior to the Offer Closing Date and (ii) annual cash bonus opportunities and other employee benefits under employee benefit plans (other than any Company Incentive Equity Plans) to the employees of the Company and its subsidiaries that are in the aggregate no less favorable than those provided to such employees and their eligible dependents by the Company or its subsidiaries immediately prior to the Closing pursuant to the applicable Company Employee Plan. Nothing herein shall require Parent to continue any particular plan, program or arrangement or prevent the amendment or termination thereof.

(b) With respect to any employee benefit plans (other than any Company Incentive Equity Plans) in which any employees of the Company or its subsidiaries first become eligible to participate on or after the Closing Date and in which the Company employees did not participate prior to the Closing Date, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees and their eligible dependents of the Company and its subsidiaries under any such new plans in which such employees and their eligible dependents may be eligible to participate after the Closing Date, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Employee Plan, (ii) provide each employee of the Company and its subsidiaries and eligible dependents of such employees with credit for any co-payments and deductibles paid prior to the Closing Date (to the same extent such credit was given under the analogous Company Employee Plan prior the Closing Date) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees and their eligible dependents may be eligible to participate after the Closing Date, and (iii) recognize all service of such employees with the Company for purposes of eligibility to participate and vesting in any such new plan in which such employees may be eligible to participate after the Closing Date; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.

(c) This Agreement is not intended by the parties to (i) constitute an amendment to a Company Employee Plan, (ii) give any third party, including any Company employee, any right to enforce the provisions of this Agreement (including this Section 6.11), (iii) obligate Parent, the Company or any of its subsidiaries, or any of their respective Affiliates (including the Surviving Entity), to maintain any particular compensation or benefit plan, program or policy or (iv) create any obligations of the parties with respect to any employee benefit plan of Parent, the Company or its subsidiaries.

Section 6.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps as may be required or permitted to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including Restricted Stock Awards, or Company Stock Options, Company Performance Share Awards or other derivative securities with respect to shares of Company Common Stock) that occur or are deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.13 Rule 14d-10(d) Matters. Prior to the Offer Closing, the Company (acting through the compensation committee of the Company Board (which the Company represents to Parent will be composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto) shall take all such steps as may be required to (i) cause each agreement, arrangement or understanding with any of the officers, directors or employees of the Company or any of its subsidiaries pursuant to which compensation, consideration or payments are to be made or payable or benefits are to be delivered to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and (ii) otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act with respect to each such agreement, arrangement or understanding.

Section 6.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, assumptions or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired, and the obligations to be assumed, by the Surviving Entity as a result of, or in connection with, the Merger.

Section 6.15 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII and subject to the other terms and conditions of this Agreement, the Company and Parent shall not knowingly take, and shall not permit any of their respective subsidiaries to knowingly take, or agree or commit to take, any action that would reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated herein.

Section 6.16 Shareholder Litigation. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed nor any unreasonable conditions placed upon.

Section 6.17 Takeover Laws. The Company and the Company Board shall (a) use reasonable best efforts to ensure that no state takeover or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, and (b) if any state takeover or similar Law becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

MERGER CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, waiver by Parent and the Company on or prior to the Closing Date of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Company Shareholder Approval, except to the extent not required by Section 607.1104 of the FBCA or other applicable Law, in which case the requirements of Section 607.1104 of the FBCA shall have been satisfied.

(b) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law making illegal, enjoining or otherwise prohibiting the consummation of the Merger substantially in accordance with the terms of this Agreement.

(c) The Offer Closing shall have occurred and Merger Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any “subsequent offering period” provided by Merger Sub pursuant to this Agreement).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination By Mutual Consent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing Date by mutual written consent of Parent, Merger Sub and the Company.

Section 8.02 Termination By Either Parent or the Company. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by either Parent or the Company:

(a) if the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date;

(b) (i) at any time prior to the Offer Closing Date, if any SRO or Governmental Authority of competent jurisdiction that must grant a Required Regulatory Approval has denied approval of any of the transactions contemplated by this Agreement and such denial has become final and nonappealable; or (ii) at any time prior to the Effective Time, if any SRO or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Offer or the Merger substantially in accordance with the terms of this Agreement, and such Law shall have become final and nonappealable; provided, however, that (x) the party seeking to terminate this Agreement pursuant to this Section 8.02(b) shall have used all reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling, denial or other action in accordance with Section 6.07(b) and (y) the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any of its representations, warranties, covenants or agreements set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law; or

(c) prior to the Offer Closing Date, if the Offer (as it may have been or is required to be extended pursuant to Section 1.01) expires as a result of the non-satisfaction of any Offer Conditions or is terminated or withdrawn pursuant to its terms without any shares of Company Common Stock being purchased thereunder as and when permitted under Section 1.01 (for avoidance of doubt, the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.02(c) unless and until Parent and Merger Sub have waived any right to extend the Offer pursuant to Section 1.01); provided, however, that the right to terminate this Agreement under this Section 8.02(c) shall not be available to any party whose breach of any of its representations, warranties, covenants or agreements set forth in this Agreement has been the cause of, or resulted in, the non-satisfaction of any Offer Conditions or the termination or withdrawal of the Offer pursuant to its terms without any shares of Company Common Stock being purchased thereunder.

Section 8.03 Termination By Parent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing Date by Parent:

(a) if, prior to the Offer Closing, (i) the Company Board or any committee thereof shall have made a Change of Recommendation, (ii) after any Takeover Proposal, the Company Board or any committee thereof shall have failed to reaffirm the Company Board Recommendation within the later to occur of (1) ten (10) Offer Business Days after the Company’s receipt of Parent’s request to do so, and (2) at least three (3) Business Days after the expiration of the last Notice Period under Section 6.02(c) with no further offer by Parent being made under Section 6.02(c), (iii) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Offer Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that shareholders reject such tender or exchange offer, or (iv) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation;

(b) if, prior to the Offer Closing, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth on Exhibit A, and (ii) is incapable of being cured by the Outside Date or, if curable, has not been cured within twenty (20) Business Days after the Company’s receipt of written notice thereof from Parent; provided that (A) Parent shall have given the Company written notice prior to such termination stating Parent is terminating this Agreement pursuant to this Section 8.03(b) and (B) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(c) if any condition to Parent’s and Merger Sub’s obligation to close the Offer is not capable under any circumstances of being satisfied by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.03(c) shall not be available to Parent if action or inaction by Parent or Merger Sub or their respective officers or directors has caused or resulted in such condition.

Section 8.04 Termination By Company. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing Date by the Company:

(a) in accordance with, and subject to the terms and conditions of, Section 6.02(c);

(b) if, prior to the Offer Closing, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth on Exhibit A, (ii) is incapable of being cured by the Outside Date or, if curable, has not been cured within twenty (20) Business Days after Parent’s receipt of written notice thereof from the Company and (iii) would likely prevent or materially impede the consummation of the Offer or the Merger; provided that (A) the Company shall have given Parent written notice prior to such termination stating the Company is terminating this Agreement pursuant to this Section 8.04(b) and (B) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.04(b) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(c) if any condition to Parent’s and Merger Sub’s obligation to close the Offer is not capable under any circumstances of being satisfied by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.04(c) shall not be available to the Company if action or inaction by the Company or its officers or directors has caused or resulted in such condition; and provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.04(c) shall not be available to the Company unless the Company shall have given Parent prior written notice stating that the Company intends to terminate this Agreement pursuant to this Section 8.04(c) (and providing reasonable detail regarding the basis therefor) and Parent has not agreed, within 10 Business Days of receipt of such notice, to waive any such condition that has become incapable under any circumstances of being satisfied by the Outside Date.

Section 8.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except with respect to (i) the Confidentiality Agreement, which shall remain in full force and effect; (ii) this Section 8.05, Section 8.06, Section 8.07, Section 8.08 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (iii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the knowing and intentional material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement; provided, however, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “knowing and intentional material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 8.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 8.03(a) or by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent a fee in an amount equal to the Termination Fee (by wire transfer of immediately available funds), on the third (3rd) Business Day following the date of such termination of this Agreement, in the event of termination by Parent pursuant to Section 8.03(a), or prior to or concurrently with such termination, in the event of a termination by the Company pursuant to Section 8.04(a).

(b) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.02(a), by either Parent or the Company pursuant to Section 8.02(c) if the Minimum Condition has not been satisfied, or by Parent pursuant to Section 8.03(b) and (i) at any time after the date of this Agreement and prior to such termination, a Takeover Proposal shall have been made or communicated to the senior management or the Company Board or shall have been publicly announced or publicly made known to the shareholders of the Company, and (ii) within 9 months after such termination, the Company shall have entered into a definitive agreement with respect to any Qualified Takeover Proposal, or, within 12 months after such termination, any Qualified Takeover Proposal shall have been consummated (in each case, whether or not such Qualified Takeover Proposal is the same as the original Takeover Proposal made, communicated, publicly made known or publicly announced), then, in any such event, the Company shall pay to, or as directed by, Parent the Termination Fee (less any amounts previously paid by the Company to Parent pursuant to Section 8.06(c)), such payment to be made upon the earlier of the Company entering into an agreement providing for such Qualified Takeover Proposal or the consummation of such Qualified Takeover Proposal, by wire transfer of same day funds. As used herein, “Qualified Takeover Proposal” means any tender offer, exchange offer, merger, consolidation, recapitalization, reorganization or other business combination involving the Company or any subsidiary of the Company, or any purchase or sale of more than 50% of the consolidated assets of the Company (including the shares and assets of its subsidiaries) or any issuance, purchase or sale of any shares of Company Common Stock or the issuance, purchase or sale of any securities or rights to acquire securities representing more than 50% of the voting power or equity of the Company or any subsidiary of the Company, or any similar transaction.

(c) If this Agreement is terminated by Parent pursuant to Section 8.03(b), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days of the Company’s receipt of a detailed written itemization of Parent’s Expenses, Expenses actually incurred by Parent and/or Merger Sub on or prior to the termination of this Agreement; provided, however, that in no event shall the total Expenses to be paid by the Company to Parent exceed $1.5 Million (the “Expense Cap”).

(d) If this Agreement is terminated by the Company pursuant to Section 8.04(b), then Parent shall, or shall cause Merger Sub to, pay to the Company (by wire transfer of immediately available funds), within five (5) Business Days of Parent’s receipt of a detailed written itemization of the Company’s Expenses, Expenses actually incurred by the Company on or prior to the termination of this Agreement; provided, however, that in no event shall the total Expenses to be paid by Parent to the Company exceed the Expense Cap.

(e) Each of Parent, Merger Sub and the Company acknowledges and hereby agrees that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent, Merger Sub and the Company would not have entered into this Agreement. The parties acknowledge and agree that in no event shall (i) the Company be obligated to pay the Termination Fee on more than one occasion, (ii) the Company be obligated to pay the Expenses on more than one occasion (it being understood that the Company shall not be obligated to pay both the Termination Fee and the Expenses and, to the extent the Company pays the Expenses and subsequently becomes obligated to pay the Termination Fee, then the Expenses paid by the Company shall be deducted from such Termination Fee) or (iii) Parent be obligated to pay the Expenses on more than one occasion. The parties agree that, (i) in the event that Parent is entitled to receive the Termination Fee and/or its Expenses (as the case may be) pursuant to this Agreement, the right of Parent to receive such amounts shall constitute each of Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages for any termination of this Agreement and (ii) in the event that the Company is entitled to receive its Expenses pursuant to this Agreement, the right of the Company to receive such amount shall constitute the Company’s sole and exclusive remedy for monetary damages for any termination of this Agreement; provided, however, that nothing in the foregoing sentence shall constitute a waiver of or limitation on the applicable party’s right (A) under Section 8.05 to seek and obtain monetary damages resulting from fraud or the knowing and intentional material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or (B) to seek and obtain specific performance in accordance with Section 9.11 of this Agreement.

(f) Except as provided in Sections 8.06(a) through (d), all Expenses incurred in connection with this Agreement and the transactions contemplated herein will be paid by the party incurring such Expenses; provided, however, that the Company and Parent shall share equally all filing fees payable pursuant to the HSR Act.

Section 8.07 Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, including pursuant to Section 1.03(c), this Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing or after receipt of the Company Shareholder Approval, by written agreement signed by each of the parties hereto; provided, however, that, following the Offer Closing, no amendment shall be made which decreases the Merger Consideration and, if required, after approval of the Merger and this Agreement by the holders of Company Common Stock, no amendments shall be made which by Law requires further approval by such holders without obtaining such further approval.

Section 8.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may, subject to Section 1.03(c), (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement; provided, however, that, after receipt of the Company Shareholder Approval, no waiver shall be made which by Law requires further approval by such holders without obtaining such further approval. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 2.03.

“Book-Entry Shares” has the meaning set forth in Section 3.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Miami, Florida or Tokyo, Japan are authorized or required by Law or other governmental action to close.

“Capitalization Date” has the meaning set forth in Section 4.02(a).

“CEA” has the meaning set forth in Section 4.16(b).

“Certificate” has the meaning set forth in Section 3.01(b).

“CFIUS” has the meaning set forth in Section 4.03(b).

“CFTC” has the meaning set forth in Section 4.03(b).

“Change of Recommendation” has the meaning set forth in Section 6.02(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” has the meaning set forth in Section 3.05.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.17.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” has the meaning set forth in the introductory language in Article IV.

“Company Employee Plans” has the meaning set forth in Section 4.06(a).

“Company ERISA Affiliate” has the meaning set forth in Section 4.06(a).

“Company Incentive Equity Plans” means any plan or arrangement providing for the grant of options to purchase, or issuance of, Company Common Stock to current or former officers, directors, employees or consultants of the Company or any other person set forth on Section 4.06 of the Company Disclosure Schedule.

“Company Performance Share Award” means each performance share award, restricted stock unit and similar right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares held, awarded or payable under any Company Incentive Equity Plans (other than Company Stock Options and Restricted Stock Awards).

“Company Permits” has the meaning set forth in Section 4.10(b).

“Company Preferred Stock” has the meaning set forth in Section 4.02(a).

“Company Proxy Statement” has the meaning set forth in Section 4.03(b).

“Company Report” has the meaning set forth in Section 4.04(g).

“Company SEC Documents” has the meaning set forth in Section 4.04(a).

“Company Shareholder Approval” has the meaning set forth in Section 4.03(a).

“Company Shareholder Meeting” has the meaning set forth in Section 6.04.

“Company Stock Option” means each vested and/or unvested option to acquire shares of Company Common Stock under a Company Incentive Equity Plan.

“Company’s Core Product Offering” has the meaning set forth in Section 4.14(a).

“Company’s knowledge”, “knowledge of the Company” or “knowledge of officers” have the meaning set forth in Section 4.04(d).

“Confidential Information” has the meaning set forth in Section 4.14(m).

“Confidentiality Agreement” has the meaning set forth in Section 6.05.

“Continuing Directors” has the meaning set forth in Section 1.03(c).

“Contract” has the meaning set forth in Section 4.03(c).

“Derivative Transaction” has the meaning set forth in Section 4.22(b).

“Dissenting Shares” has the meaning set forth in Section 3.03.

“Effective Time” has the meaning set forth in Section 2.03.

“Environmental Law” has the meaning set forth in Section 4.13(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 1.01(a).

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exon-Florio Amendment” means Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988.

“Expense Cap” has the meaning set forth in Section 8.06(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees, costs and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates) incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Company Proxy Statement, the filing of any required notices under the HSR Act, or in connection with other regulatory approvals, and all other matters related to the transactions contemplated herein.

“Expiration Time” has the meaning set forth in Section 1.01(d).

“FBCA” has the meaning set forth in the Recitals.

“Financial Adviser” has the meaning set forth in Section 4.18.

“FINRA” has the meaning set forth in Section 4.03(b).

“FSA” means the U.K. Financial Services Authority.

“FSMA” means the Financial Services and Markets Act 2000.

“GAAP” means the United States generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, to normal, recurring audit adjustments not material in amount as permitted by the rules and regulations of the SEC for Quarterly Reports on Form 10-Q).

“Governmental Authority” has the meaning set forth in Section 4.03(b).

“Governmental Order” has the meaning set forth in Section 4.10(c).

“Hazardous Substance” has the meaning set forth in Section 4.13(c).

“HSR Act” has the meaning set forth in Section 4.03(b).

“Indemnified Parties” has the meaning set forth in Section 6.08(a).

“Initial Expiration Time” has the meaning set forth in Section 1.01(d).

“Intellectual Property” has the meaning set forth in Section 4.14(a).

“IP Agreements” has the meaning set forth in Section 4.14(c).

“IT Systems” has the meaning set forth in Section 4.14(p).

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, orders, injunctions, judgments or other directives or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any SRO or Governmental Authority.

“Liens” has the meaning set forth in Section 4.02(c).

“Marks” has the meaning set forth in Section 4.14(a).

“Material Adverse Effect” has the meaning set forth in Section 4.01(b).

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Condition” has the meaning set forth in Section 1.01(b).

“NASDAQ” has the meaning set forth in Section 1.01(e).

“NFA” has the meaning set forth in Section 4.03(b).

“Notice of Superior Proposal” has the meaning set forth in Section 6.02(c).

“Notice Period” has the meaning set forth in Section 6.02(c).

“Offer” has the meaning set forth in the Recitals.

“Offer Business Day” means a “business day” as defined in Rule 14d-1(g)(3) under the Exchange Act.

“Offer Closing” has the meaning set forth in Section 1.01(f).

“Offer Closing Date” has the meaning set forth in Section 1.01(f).

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Documents” has the meaning set forth in Section 1.01(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.01(c).

“Open Source License” has the meaning set forth in Section 4.14(o).

“Outside Date” has the meaning set forth in Section 1.01(e).

“Parent” has the meaning set forth in the Preamble.

“Payment Fund” has the meaning set forth in Section 3.02(a).

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Promissory Note” has the meaning set forth in Section 1.04(b).

“Qualified Takeover Proposal” has the meaning set forth in Section 8.06(b).

“Regulatory Agreement” has the meaning set forth in Section 4.16(b).

“Representatives” has the meaning set forth in Section 6.05.

“Required Regulatory Approvals” has the meaning set forth in Exhibit A.

“Restricted Stock Awards” means shares of Company Common Stock that have been issued under a Company Incentive Equity Plan to Company officers, directors and employees as restricted stock awards, subject to forfeiture prior to vesting upon termination of service to the Company.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.04(h).

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.01(h).

“SEC” has the meaning set forth in Section 1.01(e).

“Securities Act” has the meaning set forth in Section 1.04(c).

“SRO” has the meaning set forth in Section 4.03(b).

“Superior Proposal” has the meaning set forth in Section 6.02(d).

“Surviving Entity” has the meaning set forth in Section 2.01.

“Takeover Proposal” has the meaning set forth in Section 6.02(d).

“Takeover Proposal Documentation” has the meaning set forth in Section 6.02(c).

“Tax,” “Taxes” and “Taxable” have the meaning set forth in Section 4.12(a).

“Tax Return” has the meaning set forth in Section 4.12(a).

“Termination Fee” means $9,000,000.

“Top-Up Option” has the meaning set forth in Section 1.04(a).

“Top-Up Shares” has the meaning set forth in Section 1.04(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“UK GAAP” means the Financial Reporting Standards and Statements of Standard Accounting Practice, applied on a consistent basis throughout the periods involved, as issued by the UK Accounting Standards Board and its predecessor bodies and Abstracts issued by the Urgent Issues Task Force and the applicable provisions of the Companies Acts 1985 and 2006.

“UK Subsidiary” means TradeStation Europe Limited, a company registered in England and Wales, United Kingdom, with registered number 51663174, and whose registered office is at Mitre House, 160 Aldersgate Street, London, EC1A, United Kingdom.

“Un-accelerated Restricted Stock Awards” has the meaning set forth in Section 4.02(a).

Section 9.02 Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d) The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h) If any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day or Offer Business Day, as applicable, such action shall be taken on the next Business Day or Offer Business Day, as applicable, following such day.

(i) References to a Person are also to its permitted successors and assigns.

(j) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(k) “All reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(l) A “subsidiary” of any Person means another Person, of which (i) such first Person or any other subsidiary of such Person is a sole manager, general partner, managing member or managing director and through such position is able to make or direct the decisions of such other Person, or (ii) such first Person and /or one or more of its subsidiaries, directly or indirectly, owns or controls an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity, membership, partnership or similar interests of which) is owned directly or indirectly by such first person.

(m) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

Section 9.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time, including the terms and covenants of Section 6.08. The Confidentiality Agreement will (a) remain in full force and effect and survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.04 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 9.05 Consent To Jurisdiction And Service Of Process. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (AND IF JURISDICTION IN THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND ANY APPELATE COURT FROM ANY THEREOF, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE

TRANSACTIONS CONTEMPLATED HEREIN, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 9.05 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR OF THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 9.07. Such service of process shall have the same effect as if the party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 9.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION OR PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

If to Parent or Merger Sub, to:	Monex Group, Inc. Pacific Century Place Marunouchi 19F, 1-11-1 Marunouchi, Chiyoda-ku Tokyo 100-6219, Japan Attention: Legal Department Facsimile: +81-3-6212-3827

with a copy (which will not constitute notice to Parent or Merger Sub) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Facsimile: (212) 455-2502

Attention: Ellen Patterson

and

Simpson Thacher & Bartlett LLP

Gaikokuho Jimu Bengoshi Jimusho

Ark Mori Building, 37th floor,

12-32 Akasaka 1-Chome,

Minato-ku, Tokyo 107-6037 Japan

Facsimile: +81-3-5562-6202

Attention: David Sneider

If to the Company, to:	TradeStation Group, Inc. 8050 S.W. 10th Street Plantation, Florida 33324 Facsimile: (954) 652-7019 Attention: Marc J. Stone

with a copy (which will not constitute notice to the Company) to:	Bilzin Sumberg Baena Price & Axelrod LLP 1450 Brickell Avenue, 23rd Floor Miami, Florida 33131 Facsimile: (305) 351-2205 Attention: Alan D. Axelrod, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.08 Entire Agreement. This Agreement (including any exhibits to this Agreement) and the Company Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior representations, warranties, covenants, agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 9.09 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person except as expressly provided in Section 6.08(c).

Section 9.10 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent or Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.11 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof.

Section 9.12 Invalid Provisions. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future Law, and if neither the rights or obligations of any party hereto under, nor the economic or legal substance in the aggregate of the transactions contemplated by, this Agreement will be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. Upon any such determination and in furtherance of item (d) above, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 9.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts or counterpart signatures, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts or counterpart signatures pages signed by all of the other parties. For the purposes of this Agreement, an executed facsimile or a portable document format (.PDF) counterpart copy of this Agreement or counterpart signatures page shall be deemed an original for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MONEX GROUP, INC.

By:	/s/ Oki Matsumoto
Name: Oki Matsumoto
Title: Chairman and CEO

FELIX 2011 ACQUISITION SUB, INC.

By:	/s/ Takashi Oyagi
Name: Takashi Oyagi
Title: President

TRADESTATION GROUP, INC.

By:	/s/ Salomon Sredni
Name: Salomon Sredni
Title: CEO

EXHIBIT A

OFFER CONDITIONS

Capitalized terms used in this Exhibit A and not otherwise defined herein will have the meanings assigned to them in the Agreement, to which this exhibit is attached.

Notwithstanding any other provisions of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including, Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered shares of Company Common Stock, unless as of any then-scheduled Expiration Time each of the following conditions has been satisfied:

(a)	The Minimum Condition shall have been satisfied.

(b)	(i) Any waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement under the HSR Act shall have expired or been terminated;

(ii) if, following any discussions by Parent with CFIUS staff with respect to the transactions contemplated by this Agreement, CFIUS staff has requested review of the transaction, then review pursuant to the Exon-Florio Amendment of the transactions contemplated by the Agreement shall have concluded, with no action having been taken by the President of the United States to block or prevent the consummation of the transactions contemplated by this Agreement;

(iii) The approvals and consents of FINRA and FSA with respect to the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and any other statutory waiting periods in respect thereof shall have expired or been terminated; and

(iv) all other approvals and consents of any SRO or Governmental Authority in, of or with jurisdiction in, the United States or the United Kingdom required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and any other statutory waiting periods in respect thereof shall have expired or been terminated, other than those approvals, consents and waiting periods the failure of which to be obtained, expired or terminated would not be material to the business or operations of the Company (or the Surviving Entity) and its subsidiaries, or Parent and its subsidiaries (all of the approvals, consents and, with respect to CFIUS, reviews and the expiration or termination of all such waiting periods referenced in this clause (b), being collectively referred to in the Agreement as the “Required Regulatory Approvals”).

(c)	No SRO or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law making illegal, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially in accordance with the terms of the Agreement.

(d)	There shall not be instituted or pending any actions, suits or proceedings by any SRO or Governmental Authority that seeks to make illegal, enjoin or otherwise prohibit the consummation of the Offer or the Merger.

(e)	(i) The representations and warranties of the Company contained in Section 4.04(i)(a) of the Agreement shall be true and correct in all respects when made and at the then-scheduled Expiration Time as if made at and as of such time, (ii) the representations and warranties of the Company contained in Section 4.02(a) of the Agreement shall be true and correct in all material respects when made and at the then-scheduled Expiration Time as if made at and as of such time, except any such representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), and (iii) all other representations and warranties of the Company contained in the Agreement shall be true and correct (without giving effect to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect) when made and at the then-scheduled Expiration Time as if made at and as of such time, except any such representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time); provided that the condition set forth in this clause (e)(iii) shall be deemed to have been satisfied and met unless the impact of the failure of such representations and warranties of the Company contained in the Agreement to be true and correct, individually or in the aggregate, has had or would likely have a Material Adverse Effect on the Company.

(f)	The Company shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the Agreement at or prior to the then-scheduled Expiration Time.

(g)	The Company shall have furnished Parent with a certificate signed on the Company’s behalf by each of its Chief Executive Officer and Chief Financial Officer attesting, as of immediately prior to then-scheduled the Expiration Time, that the conditions set forth in clauses (e) and (f) of this Exhibit A shall have been satisfied immediately prior to the then-scheduled Expiration Time.

(h)	Neither the Company Board nor any committee thereof shall have made a Change of Recommendation.

(i)	The Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub.